UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Teleflex Incorporated

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155 South Limerick Road, Limerick, Pennsylvania 19468

Notice of Annual Meeting of Stockholders

To Be Held on May 3, 2013

March 29, 2013

TO THE STOCKHOLDERS OF TELEFLEX INCORPORATED:

The annual meeting of stockholders (the “Annual Meeting”) of Teleflex Incorporated will be held on Friday, May 3, 2013 at 11:00 a.m., local time, at the Company’s headquarters, located at 155 South Limerick Road, Limerick, Pennsylvania 19468, for the following purposes:

1. To elect four directors to serve on our Board of Directors for a term of three years or until their successors have been duly elected and qualified;

2. To hold an advisory vote on the compensation of our named executive officers;

3. To vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2013 fiscal year; and

4. To transact such other business as may properly come before the meeting.

Our Board of Directors has fixed Monday, March 4, 2013 as the record date for the Annual Meeting. This means that owners of our common stock at the close of business on that date are entitled to receive notice of, and to vote at, the Annual Meeting.

Stockholders are requested to date, sign and return the enclosed proxy card in the enclosed envelope. No postage is necessary if mailed in the United States or Canada. You may also vote by telephone by calling toll free 1-800-PROXIES (776-9437), or via the internet at www.voteproxy.com.

By Order of the Board of Directors,

LAURENCE G. MILLER, Secretary

PLEASE VOTE — YOUR VOTE IS IMPORTANT

TELEFLEX INCORPORATED

155 South Limerick Road

Limerick, Pennsylvania 19468

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Teleflex Incorporated (the “Company”) for use at the Company’s annual meeting of stockholders (the “Annual Meeting”) to be held on Friday, May 3, 2013, 11:00 a.m. local time, at the Company’s headquarters, located at 155 South Limerick Road, Limerick, Pennsylvania 19468. The proxies may also be voted at any adjournment or postponement of the Annual Meeting. Only stockholders of record at the close of business on March 4, 2013, the record date for the meeting, are entitled to vote. Each owner of record on the record date is entitled to one vote for each share of common stock held. On the record date, the Company had 41,018,412 shares of common stock outstanding.

This proxy statement and the enclosed form of proxy are being mailed to stockholders on or about March 29, 2013. A copy of the Company’s 2012 Annual Report is provided with this proxy statement.

The Company will pay the cost of solicitation of proxies. In addition to this mailing, proxies may be solicited, without extra compensation, by our officers and employees, by mail, telephone, facsimile, electronic mail and other methods of communication. The Company reimburses banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding solicitation materials to the beneficial owners of the Company’s common stock.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be Held on May 3, 2013

This proxy statement, the accompanying Notice of Annual Meeting, proxy card and our 2012 Annual Report are available at http://www.teleflex.com/ProxyMaterials.

QUESTIONS AND ANSWERS

1.	What is a “proxy”?

It is your way of legally designating another person to vote for you. That other person is called a “proxy.” If you designate another person as your proxy in writing, the written document is called a “proxy” or “proxy card.”

2.	What is a “proxy statement”?

It is a document required by the Securities and Exchange Commission (the “SEC”) that contains information about the matters that stockholders will vote upon at the Annual Meeting. The proxy statement also includes other information required by SEC regulations.

3.	What is a “quorum”?

A quorum is the minimum number of stockholders who must be present at the Annual Meeting or voting by proxy in order to conduct business at the meeting. A majority of the outstanding shares, whether present in person or represented by proxy, will constitute a quorum at the Annual Meeting.

4.	How many votes are required to elect director nominees and approve the proposals?

To be elected at the meeting, a director nominee must receive the affirmative vote of a majority of the votes cast. For this purpose, a majority of the votes cast means that the number of votes cast in favor of a director nominee must exceed the number of votes cast against that director nominee. Abstentions and “broker non-votes” will have no effect on the vote.

Approval of each of the other proposals requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. Abstentions are counted as votes against a proposal, while broker non-votes will not be included in the vote count and will have no effect on the vote.

5.	What is a “broker non-vote”?

A broker “non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

6.	How do I vote?

You may vote through any of the following methods:

•	attend the Annual Meeting in person and submit a ballot,
•	sign and date each proxy card you receive and return it in the prepaid envelope included in your proxy package,
•	vote by telephone by calling 1-800-PROXIES (776-9437) or
•	vote via the internet at www.voteproxy.com.

The shares represented by a proxy will be voted in accordance with the instructions you provide in the proxy card or that you submit via telephone or the internet, unless the proxy is revoked before it is exercised. Any proxy card which is signed and returned but does not indicate voting instructions will be counted as a vote FOR the election of the director nominees described in this proxy statement, FOR the approval, on an advisory basis, of the compensation of our named executive officers and FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013.

If your shares are held by a broker, bank or other holder of record, please refer to the instructions it provides for voting your shares. If you want to vote those shares in person at the Annual Meeting, you must bring a signed proxy from the broker, bank or other holder of record giving you the right to vote the shares.

7.	What should I do if I receive more than one proxy card?

If you hold shares registered in more than one account, you may receive more than one copy of the proxy materials, including multiple paper copies of this proxy statement and multiple proxy cards. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card that you receive or, if you submit a proxy by telephone or the internet, submit one proxy for each proxy card you receive.

8.	How can I revoke my proxy?

You may revoke your proxy at any time before the proxy is exercised. A shareholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at our principal executive offices at 155 South Limerick Road, Limerick, Pennsylvania 19468 at or prior to the Annual Meeting or by timely executing and delivering, by Internet, telephone, mail, or in person at the Annual Meeting, another proxy dated as of a later date. You also may revoke your proxy by attending the Annual Meeting in person and voting by ballot. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) currently consists of ten members divided into three classes, with one class being elected each year for a three-year term. In February of 2013, our Board approved an increase in the size of the Board from ten to eleven directors, effective immediately prior to the Annual Meeting. At the Annual Meeting, four directors will be elected for terms expiring at our Annual Meeting of Stockholders in 2016 or until their successors are duly elected and qualified. The Board, upon the recommendation of the Governance Committee, has nominated Patricia C. Barron, Jeffrey A. Graves, W. Kim Foster and James W. Zug for election to the Board for three-year terms. Mr. Foster is a new nominee who will fill the vacancy created as a result of the increase in the size of the Board. Each of the other nominees is a continuing director who previously was elected by our stockholders.

Our bylaws generally require that, in order to be elected in an uncontested election of directors, a director nominee must receive a majority of the votes cast with respect to that director’s election (for this purpose, a majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee). If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director will continue to serve on the board of directors. However, under our Corporate Governance Principles, the Board will not nominate for director any incumbent director unless the director has submitted in writing his or her irrevocable resignation, which would be effective if the director does not receive the required majority vote and the Board accepts the resignation. Generally, if an incumbent director does not receive the required majority vote, our Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether to take other action. The Board would act on the resignation, generally within 90 days from the date that the election results are certified. The Board’s decision and an explanation of any determination with respect to the director’s resignation will be disclosed promptly in a current report on Form 8-K filed with the SEC.

Our goal is to assemble a Board that operates cohesively and works with management in a constructive way so as to deliver long term stockholder value. In addition, the Board believes it operates best when its membership reflects a diverse range of experiences and areas of expertise. To this end, the Board seeks to identify candidates whose respective experience expands or complements the Board’s existing expertise in overseeing our company. Our Corporate Governance Principles provide that directors are expected to possess the highest character and integrity and to have business, professional, academic, government or other experience which is relevant to our business and operations. In evaluating nominees for election to the Board, our Board and Governance Committee consider diversity principally from the standpoint of differences in occupational experience, education, skills, race, gender and national origin. However, there is no set list of qualities or areas of expertise used by the Board in its analysis because the inquiry assesses the attributes each particular candidate could bring to the Board in light of the then-current make-up of the Board. We believe our current directors possess valuable experience in a variety of areas necessary to guide Teleflex in the best interests of the stockholders. Information regarding each of our nominees and continuing directors is set forth below.

Nominees for election to the Board of Directors – Terms expiring in 2013

Patricia C. Barron	-	Ms. Barron, 70, has been a director of Teleflex since 1998 and currently serves as our Lead Director and as chair of the Governance Committee. Ms. Barron retired in 2003 after serving, from 2000 to 2003, as a clinical professor at the Leonard N. Stern School of Business of New York University, where she focused on issues of corporate governance and leadership. Prior to 2003, Ms. Barron had a 28 year career in business, which included various positions with Xerox Corporation. Most recently, she was Vice President of Business Operations Support for Xerox in 1998 and President of Engineering Systems from 1994 to 1998. Prior to joining Xerox, Ms. Barron was an associate with McKinsey and Company. Ms. Barron currently serves on the boards of Quaker

Chemical Corporation, Ultralife Corporation and United Services Automobile Association. Ms. Barron previously served as a director of Aramark Corporation from 1997 to 2007.

Ms. Barron’s business experience enables her to contribute to the Board with regard to a wide range of operational, financial and strategic planning matters. In addition, her academic and business experience renders her well qualified to address corporate governance and other Board matters as our Lead Director. Her 15 year tenure as a Teleflex director also gives her an institutional knowledge regarding our company that is helpful to the Board in addressing strategic and governance issues.

W. Kim Foster	-

Mr. Foster, 64, is a new director nominee. Mr. Foster retired in 2012 after a 34-year career with FMC Corporation, a chemical manufacturer. Most recently, he served as Executive Vice President and Chief Financial Officer of FMC from 2001 to 2012. From 1998 to 2000, he was Vice President and General Manager of FMC’s agricultural products group. From 1978 to 1997, Mr. Foster held various management and financial positions with FMC. Mr. Foster currently serves as a director of Hexcel Corporation.

Mr. Foster’s extensive executive and management experience, which includes significant international experience, will enable him to provide a wide range of perspectives on financial and business initiatives. In addition, his long experience as a financial executive renders him especially well qualified to assist the Board in addressing a variety of financial and budgeting matters and in its oversight of the integrity of our financial statements and our internal controls.

Jeffrey A. Graves	-

Dr. Graves, 51, has been a director of Teleflex since 2007 and currently serves as a member of the Compensation Committee. Since May 2012, he has been President & Chief Executive Officers of MTS Systems Corporation, a provider of mechanical test systems and position sensors for machine automation. From July 2005 to May 2012, he was the President and Chief Executive Officer of C&D Technologies, Inc., a producer of electrical power storage systems. From 2001 to 2005 he was employed by Kemet Corporation, where he served as Chief Executive Officer from 2003 to 2005, President and Chief Operating Officer from 2002 to 2003 and Vice President of Technology and Engineering from 2001 to 2002. From 1994 to 2001, Dr. Graves was employed by General Electric Company, holding a variety of management positions in its Power Systems Division and in research and development. Prior to joining General Electric, Dr. Graves was employed by Rockwell International and Howmet Corporation, now a part of Alcoa Corporation. Dr. Graves currently serves as a director of MTS Systems Corporation and Hexcel Corporation.

Dr. Graves’ extensive experience in executive and management roles with companies engaged in manufacturing and development enables him to share valuable perspectives with the Board on manufacturing, engineering, operations and finance matters. In addition, Dr. Graves’ significant experience with respect to matters related to international market development, particularly in China, enables him to provide valuable insights with respect to our global marketing efforts and strategic initiatives.

James W. Zug	-	Mr. Zug, 72, has been a director of Teleflex since 2004 and currently serves as chair of the Audit Committee. Mr. Zug retired in 2000 following a 36 year career at PricewaterhouseCoopers LLP, a public accounting firm, and Coopers & Lybrand, one of its predecessors. From 1998 until his retirement, Mr. Zug was Global Leader - Global Deployment for PricewaterhouseCoopers. From 1993 to 1998, Mr. Zug was Managing Director International for Coopers & Lybrand. He also served as the audit partner for a number of public companies over his career. Mr. Zug currently serves on the boards of Amkor Technology Inc., the Brandywine Group of mutual funds and Allianz Funds. Mr. Zug served on the boards of SPS Technologies, Inc. and Stackpole Ltd. prior to the sale of both of these companies in 2003.

Mr. Zug’s extensive experience in public accounting enables him to provide helpful insights to the Board on financial matters. His background renders him especially well-qualified to lead the Audit Committee in its oversight function with respect to the integrity of our financial statements, our internal controls and other matters. In addition, Mr. Zug’s extensive international experience gained through various engagements and management positions held throughout his career enables him to provide valuable perspectives and insights regarding our international operations and our strategic initiatives with respect to emerging markets.

The persons named in the enclosed proxy intend to vote properly executed proxies for the election of Ms. Barron and Messrs. Foster, Graves and Zug. In the unlikely event that any nominee becomes unable or unwilling to stand for election, the proxies may be voted for one or more substitute nominees designated by the Board, or the Board may decide to reduce the number of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES.

The following individuals currently serve as directors in the two other classes. Their terms will end at the Annual Meetings in 2014 and 2015, respectively.

Terms expiring in 2014

George Babich, Jr.	-

Mr. Babich, 61, has been a director of Teleflex since 2005 and currently serves as a member of the Audit Committee. Since February 2013, he has been the President and Chief Executive Officer of Checkpoint Systems, Inc., a provider of retail security, labeling and merchandising systems and products. He served as interim President and Chief Executive Officer of Checkpoint from May 2012 to February 2013. Previously, Mr. Babich had been retired since 2005 after serving for nine years in various executive and senior level positions at The Pep Boys – Manny Moe & Jack, an automotive retail and service chain. Most recently, Mr. Babich served as President of Pep Boys from 2004 to 2005 and as President and Chief Financial Officer from 2002 to 2004. Prior to joining Pep Boys, Mr. Babich held various financial executive positions with Morgan, Lewis & Bockius LLP, The Franklin Mint, Pepsico Inc. and Ford Motor Company. Mr. Babich is a director of Checkpoint Systems, Inc.

Mr. Babich’s executive and senior management experience enables him to address a wide range of perspectives on management, operations and strategic planning. In addition, his long experience as a financial executive enables him to assist the Board in addressing a variety of financial and budgeting matters and to contribute meaningfully to the Audit Committee.

William R. Cook	-	Mr. Cook, 69, has been a director of Teleflex since 1998 and currently serves as chair of the Compensation Committee and as a member of the Audit Committee. Mr. Cook retired after having served, from 1999 to 2002, as President and Chief Executive Officer of Severn Trent Services, Inc., a water and waste utility company. From 1993 to 1998, Mr. Cook was the Chairman, President and Chief Executive Officer of Betz Dearborn, Inc. Mr. Cook currently serves as a director of Quaker Chemical Corporation and The Penn Mutual Life Insurance Company.

Mr. Cook’s experience as a chief executive officer enables him to address a wide range of perspectives on management, strategic and financial planning and budgeting processes, and also enables him to contribute meaningfully to the Audit Committee. His 15 year tenure as a Teleflex director also gives him an institutional knowledge regarding our company that is helpful to the Board in addressing strategic and governance issues.

Stephen K. Klasko	-

Dr. Klasko, 59, has been a director of Teleflex since 2008 and currently serves as a member of the Audit Committee. Dr. Klasko has been Dean of the College of Medicine of the University of South Florida since 2004. In addition, since 2009, Dr. Klasko has been the Chief Executive Officer of USF Health, which encompasses the University of South Florida’s colleges of medicine, nursing and public health. He was a Vice President of USF Health from 2004 to 2009. Dr. Klasko also was the Dean of the College of Medicine of Drexel University from 2000 to 2004.

Dr. Klasko’s background in medicine and business enables him to provide valuable insights with regard to our strategic and growth initiatives. His background in medicine enables him to provide a unique and practical perspective regarding the application and marketing of our medical device products, as well as trends in global healthcare markets.

Benson F. Smith	-

Mr. Smith, 65, has been a director of Teleflex since 2005 and became our Chairman, President and Chief Executive Officer in January 2011. Prior to that, Mr. Smith was the managing partner of Sales Research Group, a research and consulting organization, and also served as the Chief Executive Officer of BFS & Associates LLC, which specialized in strategic planning and venture investing. Prior to that, Mr. Smith worked for C.R. Bard, Inc., a company specializing in medical devices, for approximately 25 years, where he held various executive and senior level positions. Most recently, Mr. Smith served as President and Chief Operating Officer of C.R. Bard from 1994 to 1998. Mr. Smith currently serves on the boards of a variety of academic and health-related organizations. He previously served as a director of Rochester Medical Corporation and Zoll Medical Corporation.

Mr. Smith’s extensive experience in the medical device industry and intimate knowledge of our business enables him to share meaningful perspectives regarding our operations, strategic planning and growth initiatives. In addition, his management and consulting experience enables Mr. Smith to provide a wide range of perspectives on management issues.

Terms expiring in 2015

Sigismundus W.W. Lubsen	-

Mr. Lubsen, 69, has been a director of Teleflex since 1992 and currently serves as a member of the Governance Committee. Mr. Lubsen retired in 2002 after serving as a member of the Executive Board of Heineken N.V., a manufacturer of beverage products, from 1995 to 2002. Mr. Lubsen is currently a director of I.F.F. (Nederland) Holding B.V. and Concordia Fund B.V.

Mr. Lubsen’s experience with Heineken and the boards on which he serves enables him to provide valuable perspectives regarding management issues and matters related to manufacturing and international business. His 21 year tenure as a Teleflex director also gives him an institutional knowledge regarding our company that is helpful to the Board in addressing strategic and governance issues.

Stuart A. Randle	-

Mr. Randle, 53, has been a director of Teleflex since 2009 and currently serves as a member of the Compensation Committee. Since 2004, Mr. Randle has been the President and Chief Executive Officer of GI Dynamics, Inc., a medical device company. From 2003 to 2004, he served as Interim Chief Executive Officer of Optobionics Corporation. From 2002 to 2003, Mr. Randle held the position of Entrepreneur in Residence of Advanced Technology Ventures, a healthcare and IT venture capital firm. From 1998 to 2001, he was President and Chief Executive Officer of Act Medical, Inc. Prior to 1998, Mr. Randle held various senior management positions with Allegiance Healthcare Corporation and Baxter International Inc. Mr. Randle currently serves as a director of Beacon Roofing Supply, Inc. and is a member of the board of the Advanced Medical Technology Association.

Mr. Randle’s medical device company experience, coupled with past senior management positions at medical device companies, enables him to provide valuable insights regarding a variety of business, management and technical issues.

Harold L. Yoh III	-

Mr. Yoh, 52, has been a director of Teleflex since 2003 and currently serves as a member of the Governance Committee. Since 1999, Mr. Yoh has been the Chairman and Chief Executive Officer of The Day & Zimmermann Group, Inc., a global provider of diversified managed services. Prior to that, Mr. Yoh held a variety of other management and leadership positions at Day & Zimmermann, including President of Day & Zimmermann’s Process & Industrial division from 1995 to 1998. Mr. Yoh currently serves as a director of the Greater Philadelphia Chamber of Commerce and various industry associations, including the National Defense Industry Association, where Mr. Yoh previously served as chairman.

Mr. Yoh’s executive experience at Day & Zimmermann enables him to share with the Board valuable perspectives on a variety of issues relating to management, strategic and financial planning, compensation matters and government relations.

CORPORATE GOVERNANCE

Corporate Governance Principles and Other Corporate Governance Documents

Our Corporate Governance Principles, including guidelines for the determination of director independence, the operations, structure and meetings of the Board, the committees of the Board and other matters relating to our corporate governance, are available on the Investors page of our website, www.teleflex.com. Also available on the Investors page are other corporate governance documents, including the Code of Ethics, the Code of Ethics for Chief Executive Officer and Senior Financial Officers and the charters of the Audit, Compensation and Governance Committees. You may also request these documents in print form by contacting us at Teleflex Incorporated, 155 South Limerick Road, Limerick, Pennsylvania 19468, Attention: Secretary. Any amendments to, or waivers of, the codes of ethics will be disclosed on our website promptly following the date of such amendment or waiver.

Board Independence

The Board has affirmatively determined that George Babich, Jr., Patricia C. Barron, William R. Cook, Jeffrey A. Graves, Stephen K. Klasko, Sigismundus W.W. Lubsen, Stuart A. Randle, Harold L. Yoh III and James W. Zug are independent within the meaning of the listing standards of the New York Stock Exchange (the “NYSE”). The Board also has determined that W. Kim Foster, a nominee who is not currently a director, is independent within the meaning of the NYSE listing standards. All of the independent directors and Mr. Foster meet the categorical standards set forth in the Corporate Governance Principles described below, which were adopted by the Board to assist it in making determinations of independence. The Board has further determined that the members of the Audit, Compensation and Governance Committees are independent within the meaning of the NYSE listing standards, and that the members of the Audit Committee meet the additional independence requirements of the NYSE applicable to Audit Committee members.

To assist the Board in making independence determinations, the Board has adopted the following categorical standards. The Board may determine that a director is not independent notwithstanding that none of the following categorical disqualifications apply. However, if any of the following categorical disqualifications apply to a director, he or she may not be considered independent:

•

A director who is an employee of our company, or whose immediate family member is an executive officer of our company, is not independent until the expiration of three years after the end of such employment.

•

A director who receives, or an immediate family member of the director who is an executive employee of ours who receives, more than $120,000 per year in direct compensation from us, other than director and committee fees, pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and compensation received by a director for former service as an interim Chairman or CEO during the immediately preceding three-year period, may not be considered independent until the expiration of the three years after such director or family member ceases to receive more than $120,000 per year in compensation or such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

•

A director who is employed by, or whose immediate family member is a current partner of a firm that is our internal or external auditor or a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice may not be considered independent.

•	A director who was, or whose immediate family member was a partner or employee of a firm that is our internal or external auditor and personally worked on our audit during the immediately preceding three-year period may not be considered independent until the expiration of the three years after the end of employment or auditing relationship or such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

•

A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives serve on such other company’s compensation committee may not be considered independent until the expiration of three years after the end of such service or employment relationship or such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

•

A director who is an employee, or whose immediate family member is an executive officer, of a company that makes payments to us, or receives payments from us, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues may not be considered independent until the expiration of the three years after such receipts or payments fall below such threshold or after such person ceases to be an immediate family member or becomes incapacitated, as may be applicable.

Lead Director

The Lead Director is an independent director of the Board whose duties and responsibilities include:

•	coordinating and developing the agenda for, and presiding over, executive sessions of the Board’s independent directors;

•

discussing with our directors any concerns our directors may have about our company and our performance, relaying those concerns, where appropriate, to the full Board, and consulting with our Chief Executive Officer regarding those concerns;

•	consulting with our senior executives as to any concerns they may have;

•	providing the Chairman of the Board with input as to the agendas for Board and Board committee meetings;

•	advising the Chairman of the Board as to the quality, quantity and timeliness of the flow of information from our management to the Board;

•	interviewing, along with the Governance Committee Chair, and making recommendations to the Governance Committee and the Board concerning nominees for election to the Board; and

•

providing input to the members of the Compensation Committee regarding the Chief Executive Officer’s performance, and, along with the Compensation Committee Chair, meeting with the Chief Executive Officer to discuss the Board’s evaluation.

The Lead Director is appointed annually by the independent directors of the Board. The independent directors of the Board have the authority to modify the Lead Director’s duties and responsibilities, remove the lead director and appoint a successor. Ms. Barron currently serves as our Lead Director.

Positions of Chairman and Chief Executive Officer

The positions of Chairman and Chief Executive Officer are combined at Teleflex. We believe that our Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with our business and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Moreover, our Chief Executive Officer is able to effectively communicate Board strategy to the other members of management and efficiently implement Board directives.

In order to provide independent oversight and input, all of the other directors on our Board are independent. Our Chief Executive Officer is not a member of our principal Board committees, and the independent directors regularly meet in executive sessions outside the presence of management and under the leadership of our Lead Director, as discussed in more detail below under “Executive Sessions of Non-Management Directors.” The activities of the Lead Director further enhance the Board’s ability to evaluate management performance and otherwise fulfill its oversight responsibilities. Our Chief Executive Officer consults with the Lead Director on the proposed agendas for Board and committee meetings in order to make sure that key issues and concerns of the Board are addressed.

Executive Sessions of Non-Management Directors

Directors who are not executive officers or otherwise employed by us or any of our subsidiaries, who we refer to as the “non-management directors,” meet regularly in accordance with a schedule adopted at the beginning of each year and on such additional occasions as a non-management director may request. Such meetings are held in executive session, outside the presence of any directors who are executive officers. The Lead Director presides over such meetings.

Stockholders or other interested persons wishing to communicate with members of the Board should send such communications to Teleflex Incorporated, 155 South Limerick Road, Limerick, Pennsylvania 19468, Attention: Secretary. These communications will be forwarded to specified individual directors, or, if applicable, to all the members of the Board as deemed appropriate. Stockholders or other interested persons may also communicate directly and confidentially with the Lead Director, the non-management directors as a group or the Chairman or other members of the Audit Committee through the Teleflex Ethics Hotline at 1-866-490-3413 or, via the Internet, at www.teleflexethicsline.com.

The Board and Board Committees

The Board held eight meetings in 2012. Each of the directors attended at least seventy-five percent of the total number of meetings of the Board and the Board committees of which the director was a member during 2012. The Board does not have a formal policy concerning attendance at our Annual Meeting of Stockholders, but encourages all directors to attend. All of the Board members, other than Messrs. Babich and Klasko, attended the 2012 Annual Meeting of Stockholders.

The Board has established a Governance Committee, a Compensation Committee and an Audit Committee. The Board also has established a Non-Executive Equity Awards Committee, whose sole member is Mr. Smith. The Non-Executive Equity Awards Committee has authority to grant equity awards, under specified circumstances, to employees who are not executive officers or persons reporting to Mr. Smith. See “Compensation Discussion and Analysis – 2012 Compensation – Equity Incentive Compensation – Stock Option Awards” for additional information.

Governance Committee

The Governance Committee is responsible for identifying qualified individuals to be nominees for election to the Board. In addition, the Governance Committee reviews and makes recommendations to the Board as to the size and composition of the Board and Board committees and eligibility criteria for Board and Board committee membership. The Governance Committee also is responsible for developing and recommending to the Board corporate governance principles and overseeing the evaluation of the Board and management.

The Governance Committee considers candidates for Board membership. Our Corporate Governance Principles provide that directors are expected to possess the highest character and integrity, and to have business, professional, academic, government or other experience which is relevant to our business and operations. In addition, directors must be able to devote substantial time to our affairs. The charter of the Governance Committee provides that in evaluating nominees, the Governance Committee should consider the attributes set forth above. Under our Corporate Governance Principles, a director must retire from the Board at the expiration of his or her term following attainment of age 71, except in special circumstances that must be described in a resolution adopted by the Board requesting such director to defer retirement. In the event of such a deferral, our Corporate Governance Principles require the director whose service has been extended to offer to resign from the Board each year thereafter, providing the Board with an opportunity to re-evaluate the deferral of the director’s retirement on an annual basis. In February 2013, our Board, upon the recommendation of the Governance Committee, waived the mandatory retirement age provided for in our Corporate Governance Principles with respect to Mr. Zug so that he could stand for re-election to the Board at the Annual Meeting. The Board determined to waive application of the mandatory retirement policy with respect to Mr. Zug because it continues to value his insights on business and financial matters and his leadership of our Audit Committee in its oversight of the integrity of our financial statements, compliance with our internal control over financial reporting and our risk management process. As noted above, pursuant to our Corporate Governance Principles, the Board will re-evaluate the deferral of Mr. Zug’s retirement on an annual basis.

To assist in identifying candidates for nomination as directors, the Governance Committee sometimes employs a third party search firm and also receives recommendations of candidates from Board members. Mr. Foster was initially recommended by a current non-management member of the Board.

In addition, the Governance Committee will consider recommendations for director candidates from stockholders. Stockholders can recommend candidates for nomination by delivering or mailing written recommendations to Teleflex Incorporated, 155 South Limerick Road, Limerick, Pennsylvania 19468, Attention: Secretary. In order to enable consideration of the candidate in connection with our 2013 Annual Meeting, a stockholder must submit the following information by no later than February 2, 2014:

•	the name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission;

•	information about the relationship between the candidate and the recommending stockholder;

•	the consent of the candidate to serve as a director; and

•	proof of the number of shares of our common stock that the recommending stockholder owns and the length of time the shares have been owned.

In considering any candidate proposed by a stockholder, the Governance Committee will reach a conclusion based on the criteria described above. The Governance Committee may seek additional information regarding the candidate. After full consideration, the stockholder proponent will be notified of the decision of the Governance Committee. The Governance Committee will consider all potential candidates in the same manner regardless of the source of the recommendation.

The current members of the Governance Committee are Ms. Barron and Messrs. Lubsen and Yoh. Ms. Barron currently serves as chair of the Governance Committee. The Governance Committee held three meetings in 2012.

Compensation Committee

The duties and responsibilities of the Compensation Committee include, among others, the following:

•

review and recommend to the Board for approval all compensation plans in which any director or executive officer may participate and all other compensation plans in which our executives generally may participate;

•

review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer and evaluate annually our Chief Executive Officer’s performance in light of those goals and objectives;

•

review and recommend to the other independent directors for approval our Chief Executive Officer’s compensation and any employment agreements, severance agreements, retention agreements, change in control agreements and other similar agreements for the benefit of our Chief Executive Officer;

•

review and approve compensation of our executive officers (other than our Chief Executive Officer), and any employment agreements, severance agreements, retention agreements, change in control agreements and other similar agreements for the benefit of any of our executive officers (other than our Chief Executive Officer);

•	establish goals for performance-based awards under incentive compensation plans (including stock compensation plans);

•

administer and grant, or recommend to the Board the grant of, stock options and other equity-based compensation awards under our stock compensation plans (the Board has delegated to its Non-Executive Equity Awards Committee, whose sole member is Mr. Smith, authority to grant equity awards under specified circumstances to employees other than executive officers and persons reporting to the Chief Executive Officer);

•	review and recommend to the other independent directors for approval all material executive perquisites for the Chief Executive Officer’s benefit;

•	review and approve all material executive perquisites for the benefit of any of our executive officers (other than the Chief Executive Officer); and

•	review succession and management development plans and policies for our Chief Executive Officer and our other senior executive officers.

The current members of the Compensation Committee are Messrs. Cook, Graves and Randle. Mr. Cook currently serves as the chair of the Compensation Committee. The Compensation Committee held five meetings in 2012.

Audit Committee

The Audit Committee has responsibility to assist the Board in its oversight of the following matters, among others:

•	the integrity of our financial statements;

•	our internal control compliance;

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm’s qualifications, performance and independence;

•	the performance of our internal audit function;

•	our risk management process; and

•	the funding of our defined benefit pension plan and the investment performance of plan assets.

The Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate the independent registered public accounting firm, and reviews and approves in advance all audit and lawfully permitted non-audit services performed by the independent registered public accounting firm. In addition, the Audit Committee periodically meets separately with management, our independent auditors and our own internal auditors. The Audit Committee also periodically discusses with management our policies with respect to risk assessment and risk management.

Stockholders may contact our Audit Committee to report complaints about our accounting, internal accounting controls or auditing matters by writing to the following address: Teleflex Incorporated, 155 South Limerick Road, Limerick, Pennsylvania 19468, Attention: Audit Committee. Stockholders can report their concerns to the Audit Committee anonymously or confidentially.

The current members of the Audit Committee are Messrs. Cook, Babich, Klasko and Zug. Mr. Zug currently serves as the chair of the Audit Committee. The Audit Committee held eight meetings in 2012. The Board has determined that each of the Audit Committee members is an “audit committee financial expert” as that term is defined in SEC regulations.

Risk Oversight and Management

The Board, acting principally through the Audit Committee, is actively involved in the oversight and management of risks that could affect us. It fulfills this function largely through its oversight of our annual company-wide risk assessment process, which is designed to identify our key strategic, operational, compliance and financial risks, as well as steps to mitigate and manage each risk. The risk assessment process is conducted by our Business Ethics and Compliance Committee, or “BECC,” which is comprised of several members of Teleflex senior management. The BECC directs our compliance officers to survey and conduct interviews of several of our key business leaders, functional heads and other managers to identify and discuss the key risks of Teleflex, including the potential magnitude and likelihood of each risk. As part of this process, the senior executive responsible for managing the risk, the potential impact of the risk and management’s initiatives to manage the risk are identified and discussed. After receiving a report of the risk assessment results from the compliance officers, the BECC reviews and discusses the results with the Audit Committee. Thereafter, the Audit Committee provides the full Board with an overview of the risk assessment process, the key risks identified and measures being taken to address those risks. Due to the dynamic nature of risk, the overall status of our enterprise risks are updated periodically during the course of each year and reviewed with the Audit Committee. We believe this process facilitates the Board’s ability to fulfill its oversight responsibilities of our risks.

The Compensation Committee oversees the review and assessment of our compensation policies and practices. We use a number of approaches to mitigate excessive risk taking in designing our compensation programs, including significant weighting towards long-term incentive compensation, emphasis on qualitative goals in addition to quantitative metrics in our incentive programs and maintenance of equity ownership guidelines. We believe the risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company.

Director Compensation – 2012

Directors who are not Teleflex employees receive compensation for their service as directors, which consists of an annual cash retainer, payable in equal monthly installments, annual stock option and restricted stock grants and meeting attendance fees. The chairpersons of our Audit, Compensation and Governance committees receive an additional annual cash retainer, and our Lead Director receives an additional annual restricted stock award. In addition, upon their first election or appointment to the Board, non-management directors receive a grant of an option to purchase shares of our common stock.

The following table provides the amounts payable under our current director compensation program:

• Annual Retainer – All Non-Management Directors	$32,000

• Additional Annual Retainer – Committee Chairs:
¡ Audit Committee Chair	$12,500
¡ Compensation Committee Chair	$10,000
¡ Governance Committee Chair	$7,500

• Annual Equity Grants – All Non-Management Directors:
¡ Restricted Stock	$64,800
¡ Stock Options	$43,200

• Additional Annual Equity Grant – Lead Director:
¡ Restricted Stock	$20,000

• Stock Option Grant Upon Initial Election	$86,400

• Meeting Fees (per meeting):
¡ Board of Directors	$2,000
¡ Committees (participation in person)	$2,000
¡ Committees (participation by phone)	$1,000

We provide the non-management directors with $100,000 of life insurance and $100,000 of accidental death or dismemberment coverage during their service on the Board. We do not provide any pension benefits to the non-management directors.

The table below summarizes the compensation paid to non-management directors during the fiscal year ended December 31, 2012.

Name	Fees Earned Or Paid in Cash	Stock Awards (1)	Option Awards (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
George Babich, Jr.	$53,000	$64,094	$41,913	–	–	$159,007
Patricia C. Barron	$55,375	$83,858	$41,913	–	–	$181,146
William R. Cook	$65,958	$64,094	$41,913	–	–	$171,965
Jeffrey A. Graves	$51,167	$64,094	$41,913	–	–	$157,174
Stephen K. Klasko	$50,000	$64,094	$41,913	–	–	$156,007
Sigismundus W.W. Lubsen	$49,000	$64,094	$41,913	–	–	$155,007
Stuart A. Randle	$48,000	$64,094	$41,913	–	–	$154,007
Harold L. Yoh III	$51,000	$64,094	$41,913	–	–	$157,007
James W. Zug	$68,500	$64,094	$41,913	–	–	$174,507

(1)	The amounts shown in this column represent the aggregate grant date fair value of the restricted stock awards granted in 2012, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“ASC Topic 718”). A discussion of the assumptions used in calculating grant date fair values may be found in Notes 1 and 13 to our 2012 audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC. Each non-management director was granted 1,041 shares of restricted stock in May 2012, with a grant date fair value per share of $61.57. Ms. Barron received an additional 321 shares of restricted stock in May 2012, with a grant date fair value per share of $61.57, in respect of her service as Lead Director. These restricted stock awards vested six months after the date of grant.

(2)	The amounts shown in this column represent the aggregate grant date fair value of the stock option awards granted in 2012, determined in accordance with ASC Topic 718. A discussion of the assumptions used in calculating grant date fair values may be found in Notes 1 and 13 to our 2012 audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC. Each non-management director was granted stock options to purchase 3,564 shares in February 2012, with a grant date fair value per share of $11.76. All options granted to the directors are fully vested at the time of grant. As of December 31, 2012, the number of shares underlying options held by the directors listed in the table were: Mr. Babich: 20,564; Ms. Barron: 19,564; Mr. Cook 21,564; Mr. Graves: 16,564; Mr. Klasko: 14,564; Mr. Lubsen: 21,564; Mr. Randle: 12,564; Mr. Yoh: 19,564; and Mr. Zug: 22,564.

Director Stock Ownership Guidelines

We have stock ownership guidelines for our non-management directors to further align the interests of our directors with those of our stockholders. The ownership guidelines require our non-management directors to own shares of our common stock with an aggregate value equal to five times the annual cash retainer paid to our directors (exclusive of additional amounts provided to the committee chairs), which, under our current director compensation program, is equal to $160,000. Directors may not sell shares of stock underlying equity awards granted to them in respect of their service on our Board until such time as they have met the required ownership level; provided, however, that, prior to meeting the required ownership level, directors may sell shares to cover the exercise price of stock options and taxes.

As set forth in the table below, at December 31, 2012, each of our non-management directors satisfied the ownership guidelines.

Name	Stock Ownership Value at 12/31/2012(1)
George Babich, Jr.	$477,634
Patricia C. Barron	$968,604
William R. Cook	$1,051,466
Jeffrey A. Graves	$358,547
Stephen K. Klasko	$334,373
Sigismundus W.W. Lubsen	$749,753
Stuart A. Randle	$271,548
Harold L. Yoh III	$747,400
James W. Zug	$509,011

(1)	Stock ownership value is calculated based on the number of shares owned by the director or members of his or her immediate family residing in the same household and restricted stock held by the director, multiplied by $71.31, which was the closing stock price of a share of our common stock on December 30, 2012, as reported by the New York Stock Exchange.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in its oversight of the integrity of Teleflex’s financial statements, Teleflex’s internal control over financial reporting, the performance and independence of Teleflex’s independent registered public accounting firm, the performance of the internal audit function and compliance with legal and regulatory requirements Management has primary responsibility for preparing Teleflex’s consolidated financial statements and for its financial reporting process. Management also has the responsibility to assess the effectiveness of Teleflex’s internal control over financial reporting. PricewaterhouseCoopers LLP, Teleflex’s independent registered public accounting firm, is responsible for expressing an opinion on (i) whether Teleflex’s financial statements present fairly, in all material respects, its financial position and results of operations in accordance with generally accepted accounting principles and (ii) the effectiveness of Teleflex’s internal control over financial reporting.

In this context, the Audit Committee has:

•	reviewed and discussed with management and PricewaterhouseCoopers LLP Teleflex’s audited consolidated financial statements for the fiscal year ended December 31, 2012;

•

discussed with PricewaterhouseCoopers LLP the matters required to be discussed pursuant to Public Company Accounting Oversight Board Standards, AU Section 380, “Communications with Audit Committees”; and

•

received the written disclosures and the letter from PricewaterhouseCoopers LLP regarding PricewaterhouseCoopers LLP’s independence, as required by the applicable requirements of the Public Company Accounting Oversight Board, and has discussed with PricewaterhouseCoopers LLP that firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board, and the Board has approved, the inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

JAMES W. ZUG, CHAIRMAN

GEORGE BABICH, JR.	WILLIAM R. COOK	STEPHEN K. KLASKO

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to our executive officers listed in the Summary Compensation Table that follows this discussion. We refer to these executive officers as our “named executive officers.”

EXECUTIVE COMPENSATION OVERVIEW

Compensation Objectives

Our executive compensation program is designed to promote the achievement of specific annual and long-term goals by our executive management team and to align our executives’ interests with those of our stockholders. In this regard, the components of the compensation program for our executives, including the named executive officers, are intended to meet the following objectives:

•	Provide compensation that enables us to attract and retain highly-skilled executives. We refer to this objective as “competitive compensation.”

•	Create a compensation structure that in large part is based on the achievement of performance goals. We refer to this objective as “performance incentives.”

•	Provide long-term incentives to align executive and stockholder interests. We refer to this objective as “stakeholder incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

We fashioned the components of our 2012 executive compensation program to meet these objectives as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation

Annual Bonus	Performance Incentives
Competitive Compensation

Equity Incentive Compensation	Stakeholder Incentives
Performance Incentives
Competitive Compensation
Retention Incentives

Role of Compensation Committee, Chief Executive Officer and Compensation Consultant

The Compensation Committee of our Board of Directors is responsible for the oversight of our executive compensation program. In 2012, the Compensation Committee made all decisions concerning compensation awarded to our executive officers, other than with respect to Benson F. Smith, our Chairman, Chief Executive Officer and President. Determinations concerning Mr. Smith’s compensation were made by the independent members of our Board of Directors. Compensation for Richard A. Meier, our former Executive Vice President and Chief Financial Officer, was paid in accordance with the terms of his severance agreement, as described below.

In making its compensation determinations and its recommendations to the independent directors regarding Mr. Smith’s compensation, the Compensation Committee was assisted by its independent compensation consultant, Frederic W. Cook & Co., Inc., which we refer to below as “FW Cook.” The Compensation Committee has assessed the independence of FW Cook pursuant to SEC rules and concluded that no conflict of interest exists that would prevent FW Cook from serving as an independent consultant to the Compensation Committee.

Our Chairman, President and Chief Executive Officer, Mr. Smith, with the assistance of our human resources department and FW Cook, provides statistical data to the Compensation Committee to assist it in determining appropriate compensation levels for our executives. He also provided the Compensation Committee with recommendations as to components of the compensation of our executives. Mr. Smith did not make recommendations as to his own compensation. While the Compensation Committee utilizes this information, and considered Mr. Smith’s observations with regard to other executive officers, the ultimate determinations regarding executive compensation are made by the Compensation Committee. In the case of Mr. Smith, the Compensation Committee provides recommendations regarding his compensation, subject to approval by the independent directors.

Determination of Compensation

Introduction

Framework for Analysis of Competitive Compensation

In making its compensation determinations for 2012, the Compensation Committee took into account an executive compensation review report prepared by FW Cook in December 2011 to assess compensation for executives serving in capacities similar to Messrs. Smith, Meier and Miller. The report provided an analysis of the compensation of these executives in comparison to peer group and national survey data.

Our peer group consists of companies with annual revenues generally within the range of one-half to two times our annual revenues. In selecting the peer group, our Compensation Committee considers various additional factors relating to similarly-situated medical device companies, including net income, market capitalization and number of employees. The Compensation Committee reviews this peer group on an on-going basis and modifies it as circumstances warrant. Upon FW Cook’s recommendation, the Compensation Committee selected the following peer group companies for use with regard to 2012 compensation determinations:

• CareFusion Corporation	• Hologic, Inc.
• CONMED Corporation	• Integra LifeSciences Holdings Corporation
• The Cooper Companies, Inc.	• Merit Medical Systems, Inc.
• C.R. Bard, Inc.	• ResMed Inc.
• DENTSPLY International Inc.	• St. Jude Medical, Inc.
• Edwards Lifesciences Corporation	• STERIS Corporation
• Hill-Rom Holdings, Inc.	• Wright Medical Group, Inc.

The peer group consisted of substantially the same companies as the peer group utilized by the Compensation Committee with regard to 2011 compensation determinations, with the only changes being the removal of Kinetic Concepts, Inc., which was acquired in a merger transaction in 2011, and the addition of ResMed Inc.

To provide an additional competitive reference source, the Compensation Committee also considered data with respect to executives serving in comparable capacities derived from the Hewitt Executive general industry survey (using all manufacturing companies), and the Radford Global Life Sciences Survey, a survey focused on life sciences companies. The Compensation Committee determined to provide equal weighting to the two surveys because the Radford Global Life Sciences survey included a number of companies other than medical device companies (e.g., pharmaceutical companies).

As described in more detail below, our Board and Compensation Committee also relied on analyses provided by FW Cook in 2012 in determining the amount of the compensation increase for Mr. Powell, who was appointed Chief Financial Officer in March of 2012, and Mr. Kelly, who was appointed Executive Vice President and President, International in June of 2012.

The peer group data and the survey data described above were the Compensation Committee’s primary sources of comparative data that it used in making compensation determinations.

We generally seek to position total compensation of our executives between the median and the 75th percentile of companies referenced in the comparative data reviewed by the Compensation Committee. However, this range is intended to serve only as a guideline in setting and adjusting our compensation programs, and actual amounts of compensation that we pay to our executives can be more or less than the competitive range in any given year.

Termination of Employment of Richard A. Meier

On March 9, 2012, Richard A. Meier’s employment as our Executive Vice President and Chief Financial Officer terminated. As described in more detail below under “Potential Payments Upon Termination or Change of Control,” Mr. Meier has and will receive, in accordance with the terms of his severance agreement, specified payments and benefits. See “Potential Payments Upon Termination or Change in Control” for information on the payments and benefits provided to Mr. Meier under his severance agreement.

Appointment of Thomas E. Powell

On March 9, 2012, we appointed Thomas E. Powell to be our Senior Vice President and Chief Financial Officer. Mr. Powell initially joined Teleflex in 2011 as Senior Vice President, Global Finance. In connection with this appointment, Mr. Powell’s annual base salary was increased from $340,000 to $390,000, his target award opportunity under our 2012 annual incentive program was increased from 45 percent to 50 percent of his base salary and his annual equity incentive opportunity was increased from 50 percent to 70 percent of his base salary. In addition, Mr. Powell received an equity award consisting of stock options to purchase 6,127 shares of our common stock and 696 shares of restricted stock.

In February 2013, we promoted Mr. Powell to the position of Executive Vice President and Chief Financial Officer. In connection with this promotion, we increased his salary to $450,000, increased his target award as a percentage of salary under our annual incentive program to 70 percent, increased the percentage of salary used to determine the value of his equity incentive compensation to 170 percent, and entered into severance arrangements and a change in control agreement with him (see “Executive Severance Arrangements” and “Ongoing and Post-Employment Arrangements – Change in Control Arrangements,” below).

Appointment of Liam Kelly

On June 22, 2012, we appointed Liam Kelly to be our Executive Vice President and President, International. Mr. Kelly initially joined Teleflex in April 2009, and was our President, EMEA (Europe, Middle East and Africa) at the time of his appointment. In connection with his appointment, Mr. Kelly’s annual base salary was increased from €237,738 to €300,000 ($313,449 to $395,539 based on the exchange rate in effect on December 31, 2012. All dollar information related to Mr. Kelly reflects this exchange rate.). His target award under our 2012 annual incentive program increased from 50 percent to 60 percent of his base salary for 2012, and his annual equity incentive opportunity was increased from 70 percent to 120 percent of his base salary. In addition, Mr. Kelly received an equity award consisting of stock options to purchase 6,711 shares of our common stock and 762 shares of restricted stock.

2012 COMPENSATION

Salaries

Base salary ranges for our executives are determined based on each executive’s position and responsibility and are typically considered annually as part of our performance review process. In addition, salary reviews may occur at other times due to events such as a promotion or other change in job responsibility.

Due to challenges confronting the economy and the Company in 2012, the Compensation Committee did not increase salaries for Messrs. Smith, Meier and Miller. Messrs. Powell and Kelly received salary increases in connection with their appointment to their current executive positions, as described above.

Annual Executive Incentive Compensation

General

We structured our annual incentive program to provide a maximum payout based on “Operating Profit.” We used this structure in order to enhance our ability to deduct all amounts awarded under the plan by providing awards that would be deemed to constitute “performance based compensation” for purposes of Section 162(m) of the Internal Revenue Code. Section 162(m) limits to $1 million the deductibility of taxable compensation received by our Chief Executive Officer and other specified executive officers, unless the compensation qualifies as “performance based compensation.”

Specifically, under the annual incentive program for 2012, we set maximum awards equal to 3 percent of our 2012 Operating Profit for Mr. Smith and equal to 1.5 percent of our 2012 Operating Profit for other executive officers subject to Section 162(m). “Operating Profit” means our net revenues, reduced by (a) cost of goods sold, (b) research and development expenses, (c) selling, general and administrative expenses and (d) income/loss from investments in affiliates. Unallocated corporate expenses, gain/loss on sales of businesses and assets, restructuring and impairment charges, interest income and expenses and taxes on income are excluded from the measure. In addition, the measure is adjusted to eliminate the impact of businesses acquired during the fiscal year.

However, the actual annual incentive opportunities provided to our named executive officers were not designed to provide the maximum payout described above. Instead, we generally exercise negative discretion to reduce the awards to amounts that could not exceed a maximum of two times a specified percentage of an executive’s salary. The actual amount awarded is principally based upon achievement of financial metrics, with a smaller component based on individual performance. Therefore, as was the case in prior years, our annual incentive program subjects a meaningful amount of an executive’s total cash compensation to the achievement of our business performance objectives.

For our named executive officers, 80 percent of the target award opportunity is based on financial performance measures, while the remaining 20 percent of the target award opportunity is based on individual performance. We have weighted the annual incentive awards largely to the financial performance measures because we believe that emphasizing financial performance encourages a unified commitment by our executives to performance that we believe directly affects stockholder value.

The amount of the annual incentive award to be paid to an executive in respect of the business performance objectives described above may be further adjusted, within the maximum award limit, upon consideration of additional factors. As described in more detail below under “Supplemental Award for Benson F. Smith,” with respect to Mr. Smith’s 2012 annual incentive award, our Board determined to provide Mr. Smith with an additional award with a value of $1 million to recognize his outstanding performance in 2012 and the significant increase in shareholder value that has been created under Mr. Smith’s leadership.

2012 Award Components

The Compensation Committee determined to use the same performance measures in 2012 as it used in 2011 in exercising its negative discretion. However, as noted below, we adjusted the weighting of these measures in 2012. We also refined our definitions of the financial performance measures to provide more clarity and precision with respect to adjustments that will be made to these measures in the computation of target and actual performance. These defined adjustments, which are intended to be consistent with past practice, have been applied to the financial measures for the reasons explained below. In addition, all of the financial performance measures are also subject to adjustment to eliminate the impact of any changes in accounting rules and applicable laws, to the extent not contemplated in our annual business plan, or to address any extraordinary, unusual, non-recurring or otherwise unanticipated events.

The performance measures under our 2012 annual incentive program for our named executive officers who do not have responsibility for a specific business segment, namely Messrs. Smith, Miller and Powell, were as follows:

•

Forty percent of the target award was based on the amount of our “corporate revenue,” which is defined as our consolidated revenues, adjusted to eliminate the effect of foreign currency fluctuations and exclude the impact of acquisitions and divestitures.

We use corporate revenue as a performance measure because we believe that our success going forward will, to a meaningful extent, be dependent on our ability to generate sales growth in our core operations. We made the adjustments to the performance measure described above because we wanted to focus on the growth of our ongoing, core business without giving effect to currency fluctuations and transactions that can detract from the effectiveness of this measure in reflecting our “core growth.” To further focus our executives on achieving sustainable top line growth, we increased the weighting of the revenue measure from 30 percent to 40 percent. We concomitantly decreased the weighting of the EPS and cash flow measures by five percent, to 25 and 15 percent, respectively, which we believe are sufficiently meaningful to encourage desired performance.

•

Twenty-five percent of the target award was based on the amount of our “EPS,” which is defined as our consolidated earnings per share, adjusted to eliminate restructuring and other special charges (including impairment charges and other one-time extraordinary charges), intangible amortization expense, amortization of debt discount on convertible notes, amortization expense related to the termination of the interest rate swap agreement on the Company’s variable rate term loan, gains/losses with respect to investments in non-core, non-controlled affiliates prior to 2012, gains/losses on asset sales and gains/losses resulting from adjustments to tax reserves, in each case net of tax. For 2012, the special charges that were eliminated from computation of this measure consisted of charges related to the impairment of goodwill. EPS also excludes the impact of acquisitions and dispositions that occurred during 2012 and any debt refinancing or other transactions affecting the capital structure of the Company, to the extent not otherwise contemplated by the annual business plan.

We use EPS as a performance measure because we believe that it provides a good measure of management’s overall performance with respect to our enterprise. We also believe that EPS, which corresponds to the adjusted earnings per share guidance we provide to the investment community, is a key metric affecting share price and, thus, stockholder value. We made the adjustments to EPS described above because the excluded charges are not contained within our principal earnings guidance and adjusted results reported to investors and because we do not believe these items reflect the performance of our executives.

•

Fifteen percent of the target award was based on “cash flow,” which is defined as cash flow from operations, adjusted to exclude cash expended in connection with any debt refinancing or other transactions affecting our capital structure, to the extent not otherwise contemplated by our annual business plan, tax payments on the gain on the sale of divested assets, payments made in connection with the settlement of tax audits, payments made to fund our defined benefit pension plans and payments with respect to acquisitions.

We use cash flow as a performance measure because we believe it is an important indicator of our ability to service indebtedness, make capital expenditures and provide flexibility with regard to the pursuit of other operating initiatives. We made the adjustments to cash flow described above because the adjusted payments, if not excluded, would impair the utility of the performance measure as a reflection of management’s overall performance.

•

Twenty percent of the target award was based on the achievement of individual performance objectives. For 2012, the individual performance objectives established for Mr. Smith included development and execution of our strategic plan, achievement of certain critical objectives, which included development and execution of our organization strategy and structure in connection with our portfolio transition, implementation of certain measures to improve profitability and operational efficiencies and management development initiatives. The individual performance objectives established for each of our other named executive officers included various matters related to their specific functions, including matters relating to the development and implementation of our overall strategy and efforts related to development and execution of our organization strategy and structure.

We include individual performance as a performance measure in order to focus our executives on their individual performance and our corporate performance outside of the financial context. Performance under this measure is determined based upon satisfaction of individual performance objectives that are established at the beginning of the relevant fiscal year. We evaluate the satisfaction of these objectives through our annual performance review process.

For Mr. Kelly, who has responsibility with respect to our EMEA and Asia segments, 40 percent of his target award was based upon the achievement of the corporate financial performance metrics described above (20 percent based on corporate revenue, 12.5 percent on EPS and 7.5 percent on cash flow). We included these performance measures because we believe all participants in the annual incentive program should have a stake in the performance of our company as a consolidated entity. An additional 40 percent of Mr. Kelly’s target award was based upon additional performance measures, related to the EMEA and Asia segments. In June 2012, Mr. Kelly was promoted from his position as President of our EMEA Segment to Executive Vice President and President, International, as a result of which he assumed responsibility for both our EMEA and Asia segments. In connection with this change in position, it was determined that one-half of Mr. Kelly’s award opportunities with respect to segment financial metrics would be based upon the performance of our EMEA Segment for the year, while the remaining half would be based upon the combined 2012 results of our EMEA and Asia segments. Accordingly, a total of 40 percent of Mr. Kelly’s target award was based upon the following performance measures:

•

An aggregate of 24 percent of the target award was based on the amount of our EMEA revenue (12 percent) and International (combined EMEA and Asia) revenue (12 percent), which is defined as the business segment’s or segments’ revenues, adjusted to eliminate the effect of foreign currency fluctuations and exclude the impact of acquisitions and divestitures.

We include segment revenue to emphasize the importance of the achievement of segment sales growth. We applied the adjustments to this performance measure for the same reasons as were applicable to the corporate revenue performance measure.

•

An aggregate of 16 percent of the target award was based on the amount of EMEA “contribution profit,” (8 percent) and International (combined EMEA and Asia) contribution profit. Contribution Profit is defined as the business segment’s or segments’ operating income before the allocation of corporate costs to the business segment, foreign currency expense, annual bonus award expense, restructuring, impairment and other special charges. The performance measure also excludes non-operating expenses such as interest, taxes and the impact of our accounts receivable securitization program.

Contribution profit also excludes the impact of acquisitions and dispositions that occurred during 2012.

We use contribution profit as a performance measure because we believe that it provides a good measure of the business unit’s overall performance. We made the adjustments to contribution profit described above because we do not believe these items reflect upon performance of our executives.

As was the case for all of our other named executive officers, the remaining 20 percent of Mr. Kelly’s target award was based on the achievement of individual performance objectives.

With respect to each of the financial performance measures generally, an executive’s incentive payout could range from a minimum of 25 percent to a maximum of 200 percent of the target payout, depending on the percentage variance from the target amount of the performance measure. With respect to the 2012 payout ranges for corporate and segment revenue, upon taking into consideration our historical performance and expected market dynamics and growth rates, the Compensation Committee established targets to incent achievement of business objectives and stretch goals. In addition, for 2012 the minimum payout for all metrics was changed from 50 percent to 25 percent in order to provide for a more linear payment curve from minimum to maximum payments. The target established for each performance metric and the percentage of target performance that would entitle a participant to a minimum or maximum payout with respect to each measure is shown in the following table (percentages are approximate).

Percentage of Target Performance Required For
Performance Measure	Target Performance	Minimum Payout (25% of Target)	Maximum Payout (200% of Target)
Corporate Revenue	$1,534.1 million	96% ($1,475.1 million)	104% ($1,593.1 billion)

EPS	$4.27	88% ($3.74)	114% ($4.86)

Cash Flow	$224.8 million	80% ($179.8 million)	120% ($269 million)

International Revenue	$684.9 million	96% ($657.5 million)	104% ($712.3 million)

International Contribution Margin	$189.2 million	92% ($174.0 million)	108% ($204.3 million)

EMEA Revenue	$519.7 million	96% ($498.9 million)	104% ($540.5 million)

EMEA Contribution Margin	$115.9 million	92% ($106.7 million)	108% ($125.2 million)

2012 Executive Incentive Compensation Targets and Awards

The target award payable to a named executive officer for 2012 if the target financial performance-based objectives were achieved and 100 percent of the individual performance award opportunity was paid is equal to a percentage of the executive’s salary, as shown on the following table:

Name	Target Award Opportunity as a percentage of Salary	Target Award Opportunity
Benson F. Smith	150%	$1,200,000
Richard A. Meier(1)	80%	$416,000
Laurence G. Miller	70%	$315,000
Thomas E. Powell	50%	$195,000
Liam Kelly(2)	56%	$199,750

(1)	Mr. Meier’s employment as Executive Vice President and Chief Financial Officer terminated in March 2012. As a result, he was no longer eligible to receive an award.

(2)	Mr. Kelly’s total target award opportunity was determined by applying the target award percentage then in effect to the salary paid prior to his appointment as an executive officer (50 percent of $134,797) and the target award percentage then in effect to the salary paid afterwards (60 percent of $220,585).

The target award opportunity as a percentage of salary for Messrs. Smith, Meier and Miller were unchanged from 2011. Messrs. Powell’s and Kelly’s target award opportunities were based on the considerations set forth above under “Appointment of Thomas E. Powell” and “Appointment of Liam Kelly.”

The following table provides information for each named executive officer regarding the applicable performance measures, target awards for each performance measure and actual payments with respect to each performance measure based on actual performance in 2012:

Name	Performance Measure	Performance Measure as a percentage of Total Target Award Opportunity	Target	Amount Achieved	Actual Award	Actual Award as a percentage of Target Award Opportunity for the Performance Measure
B. Smith	Corporate Revenue	40%	$1.534.1 million	$1,554.2 million	$594,812	124%
	EPS	25%	$4.27	$4.48	$408,024	136%
	Cash Flow	15%	$224.8 million	$247.8 million	$272,046	151%
	Individual Performance	20%	N/A	N/A	$324,000	135%
L. Miller	Corporate Revenue	40%	$1.534.1 million	$1,554.2 million	$156,138	124%
	EPS	25%	$4.27	$4.48	$107,106	136%
	Cash Flow	15%	$224.8 million	$247.8 million	$71,412	151%
	Individual Performance	20%	N/A	N/A	$78,750	125%
T. Powell	Corporate Revenue	40%	$1.534.1 million	$1,554.2 million	$94,226	124%
	EPS	25%	$4.27	$4.48	$64,636	136%
	Cash Flow	15%	$224.8 million	$247.8 million	$43,096	151%
	Individual Performance	20%	N/A	N/A	$60,831	160%
L. Kelly	Corporate Revenue	20%	$1.534.1 million	$1,554.2 million	$49,511	124%
	EPS	12.5%	$4.27	$4.48	$33,965	136%
	Cash Flow	7.5%	$224.8 million	$247.8 million	$22,646	151%
	International Revenue	12%	$684.9 million	$699.4 million	$46,796	147%
	International Contribution Margin	8%	$189.2 million	$188.9 million	$20,788	98%
	EMEA Revenue	12%	$519.7 million	$529.9 million	$23,118	143%
	EMEA Contribution Margin	8%	$115.9 million	$116.5 million	$11,413	106%
	Individual Performance	20%	N/A	N/A	$53,935	135%

Based on the applicable levels of achievement described above, aggregate payments to the named executive officers were as follows:

Named Executive Officer	Target Award Opportunity	Actual Award	Payout Based on Performance Achieved (% of Target Award)
Benson F. Smith	$1,200,000	$1,598,882	133%
Laurence G. Miller	$315,000	$413,406	131%
Thomas E. Powell	$195,000	$262,789	138%
Liam Kelly	$199,750	$262,171	131%

The actual award payments to our named executive officers are reflected in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table.

Supplemental Award for Benson F. Smith

In addition to the award described above with respect to our 2012 financial and individual performance objectives, our Board approved a supplemental restricted stock award for Mr. Smith with a value of $1 million. The restricted stock award will vest on the third anniversary of the grant date, unless Mr. Smith voluntarily terminates his employment with us or resigns as a director of our company. The award principally is intended to recognize the significant shareholder value created through the $400 million growth in our market capitalization in 2012 under Mr. Smith’s leadership, and is also intended to reward him for our strong 2012 constant currency revenue growth of 6.8% and recognize his leadership in completing several key acquisitions in 2012 to position our company for future growth. The size and structure of the award were determined by our Board in consultation with F.W. Cook, and were intended to provide additional retention incentive for Mr. Smith to continue in his current roles.

Mr. Smith’s supplemental award is reflected in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table.

Equity Incentive Compensation

Our equity incentive compensation program is designed to promote achievement of corporate goals, encourage the growth of stockholder value, enable participation in our long-term growth and profitability and serve as an incentive for continued employment. In setting the value of our equity incentive compensation for executives, we generally considered the extent to which the equity incentive compensation value would enable the total compensation paid to our executives to be within the competitive range of the median to 75th percentile of companies referenced in the comparative data that the Compensation Committee reviewed. Because salary determinations in 2012 for Messrs. Smith, Meier and Miller were delayed, the Compensation Committee set the value of equity incentive compensation based on the assumption that 2012 salaries for these executives would equal 103 percent of the salary paid to them in 2011. In addition, the value of our equity compensation also reflected the contribution of each executive position to our company’s objectives, individual performance and other factors. We refer to the percentage of salary used to determine the value of our equity incentive compensation as the “equity incentive percentage.” The 2012 equity incentive percentage for each named executive officer and the dollar amount of the executive’s equity compensation opportunity were as follows:

Name	Equity Incentive Percentage	Total Equity Incentive Compensation Opportunity
Benson F. Smith	250%	$2,060,000
Richard A. Meier(1)	200%	$1,071,200
Laurence G. Miller	170%	$765,100
Thomas E. Powell	70%	$273,000
Liam Kelly(2)	120%	$474,647

(1)	Mr. Meier’s employment as Executive Vice President and Chief Financial Officer terminated in March 2012. As a result, Mr. Meier failed to meet the vesting requirements with respect to stock options and restricted stock award granted to him in 2012, resulting in the forfeiture of these awards.

(2)	In connection with Mr. Kelly’s appointment as Executive Vice President and President, International, we increased his equity incentive percentage from 70 percent to 120 percent. However, due to the fact that Mr. Kelly’s promotion occurred in June 2012, his promotional equity grant was prorated. As a result, the total value of the equity incentive awards actually granted to Mr. Kelly in 2012 was $342,324.

Our equity incentive compensation for 2012 consisted of stock options and restricted stock awards. We designed these components to align the interests of our named executive officers to our stockholders by providing an incentive to our executives to achieve performance that should have a favorable impact on the value of our common stock.

In 2012, we continued to allocate 65 percent of the equity incentive award to stock options because we believed that stock price appreciation should be the principal determinant of the economic return received by our executives from equity compensation, and absent such appreciation, stock options would have no value. As such, we consider stock options to be performance based compensation that provides a strong alignment between return to stockholders and the compensation of executives. The remaining 35 percent of the equity award was allocated to restricted stock awards, which we granted to provide a retention incentive for our executives and an incentive to increase stockholder value.

We routinely evaluate and consider the type of awards granted under our equity incentive program and may, in the future, decide that other types of awards are appropriate to provide incentives that promote our goals and objectives.

Stock Option Awards

In accordance with the equity award allocation described above, we granted stock options to our named executive officers in 2012 based upon 65 percent of the total equity incentive compensation opportunity. Using a Black-Scholes methodology, we valued the stock options at $12.12 per underlying share for options granted to the named executive officers in February 2012, $11.99 per underlying share for stock options granted to Mr. Powell in March 2012, and $11.73 per underlying share for options granted to Mr. Kelly in June 2012.

As a result of these computations, the named executive officers received stock options for the respective numbers of underlying shares set forth below in the Grants of Plan-Based Awards table under the column heading, “All Other Option Awards: Number of Securities Underlying Options.” The dollar amount for option awards shown in the Summary Compensation Table generally reflects the aggregate grant date fair value of the named executive officer’s award or awards determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation,” which we refer to below as “ASC Topic 718.” See note 3 to the Summary Compensation Table for further information.

Except as noted below, stock options awarded under the equity incentive compensation program are granted in the first quarter of each year, effective on the third business day after we announce our financial results for the preceding year, and have an exercise price equal to the closing price of our common stock on the effective date of grant. In the case of Messrs. Powell and Kelly, additional stock options were granted to them at the respective times of their promotions to their current executive positions. Our options generally vest in equal annual increments on the first three anniversaries of the effective date of grant. We believe that these vesting terms, together with the restricted stock component of our equity incentive program, provide our executives with a meaningful incentive for continued employment. Our Board of Directors has delegated to Mr. Smith, as sole member of the Non-Executive Equity Awards Committee, authority to grant equity awards to employees who are not executive officers and who do not otherwise report to the Chief Executive Officer. The equity awards may be granted only in connection with commencement of employment or promotions to positions eligible to receive equity awards under guidelines previously approved by the Compensation Committee.

For additional information regarding terms of stock options granted to the named executive officers, see the footnotes accompanying the Grants of Plan-Based Awards table.

Restricted Stock Awards

In 2012, we granted restricted stock awards to our named executive officers based upon 35 percent of the total equity incentive compensation opportunity. We valued the restricted stock at $57.48 per share with respect to restricted stock granted to the named executive officers in February 2012, $56.86 with respect to restricted stock granted to Mr. Powell in March 2012, and $55.62 with respect to restricted stock granted to Mr. Kelly in June 2012.

As a result of these computations, the named executive officers received restricted stock awards for the respective numbers of underlying shares set forth below in the Grants of Plan-Based Awards table under the column heading, “All Other Stock Awards: Number of Shares of Stock or Units.” The dollar amount for restricted stock awards shown in the Summary Compensation Table generally reflects the aggregate grant date fair value of the named executive officer’s award or awards determined in accordance with ASC Topic 718. See note 2 to the Summary Compensation Table for further information.

Restricted stock awards under the equity incentive program are generally granted in the first quarter of each year, effective on the same date as the effective date of stock option grants, and vest in their entirety on the third anniversary of the date of grant. As noted above, we believe that these vesting terms, together with the stock option component of our equity incentive program, provide our executives with a meaningful incentive for continued employment. In the case of Messrs. Powell and Kelly, a portion of their restricted stock awards were granted to them at the respective times of their promotions to their current executive positions. For additional information regarding restricted stock award terms, see the footnotes accompanying the Grants of Plan-Based Awards table.

Personal Benefits

We provide our named executive officers with personal benefits that we believe are appropriate as part of a competitive compensation package designed to attract and retain highly skilled executives. We periodically review the levels of perquisites and other personal benefits provided to our named executive officers. The personal benefits provided to our named executive officers consist of a company car, life insurance coverage and, with respect to our Chief Executive Officer, personal use of our corporate aircraft for up to a maximum of 35 hours. Additional information regarding these benefits is provided in the Summary Compensation Table and the accompanying footnotes.

ONGOING AND POST-EMPLOYMENT ARRANGEMENTS

We have several plans and agreements addressing compensation for our named executive officers that accrue value as the executive continues to work for us, provide special benefits upon certain types of termination events and provide retirement benefits. These plans and agreements were designed to be a part of a competitive compensation package that would encourage our executives to remain employed by us. Not all plans apply to each named executive officer, and the participants are indicated in the discussion below.

Executive Severance Arrangements

The severance agreements we have entered into with each of our current named executive officers provide payments and other benefits to the named executive officer if, we terminate his employment for any reason other than death, disability (in the case of Messrs. Smith, Miller and Powell) or cause or (in the case of Messrs. Smith, Miller and Powell) if he terminates employment for “good reason,” except in circumstances covered by the change in control agreements described below. The severance compensation for each of the named executive officers consists of continued payment of the executive’s base salary during a “severance compensation period” of 24 months for Messrs. Smith and Miller, 18 months for Mr. Powell (subject to an increase to 24 months based on the length of his continued employment) and 15 months for Mr. Kelly. In some circumstances, the executive also may receive payment of a pro-rated amount of the annual incentive award the executive would have been entitled to receive for the year in which his employment terminated. In addition, the executive is entitled to receive continued health, life and accident insurance for up to the full severance compensation period, as well as certain additional benefits. We believe that these severance arrangements provide a competitive benefit that enhances our ability to retain capable executive officers. See “Potential Payments Upon Termination or Change in Control” for additional information.

Mr. Meier’s employment with us terminated in March 2012. As a result, Mr. Meier became entitled to receive severance compensation in accordance with the terms of his severance agreement. See “Potential Payments Upon Termination or Change in Control” for additional information.

Change in Control Arrangements

We have change in control agreements with each of our current named executive officers, which provide for payments and other benefits to the executive if we terminate the executive’s employment for any reason other than disability or cause, or if, in the case of Messrs. Smith, Miller and Powell, the executive terminates employment for “good reason,” in each case within two years following a change in control. In determining to provide a higher level of benefits to Mr. Smith than to our other named executive officers, we reviewed data provided by FW Cook regarding peer group company practices, which indicated that most peer group companies provided a higher level of benefits to their chief executive officers than to other executives. For a more detailed discussion of these arrangements, see “Potential Payments Upon Termination or Change in Control,” below. If Mr. Miller becomes liable for payment of any excise tax under Section 4999 of the Internal Revenue Code with respect to any payment received in connection with a change in control, we will make an additional tax gross-up payment to him. This payment is designed so that, after payment of all excise taxes and any other taxes payable in respect of the additional payment, the executive will retain the same amount as if no excise tax had been imposed. See “Tax Considerations” below for further information regarding the additional payment. Effective in 2009, we determined to no longer include the additional payment provisions in change of control agreements with persons who become executive officers. Therefore, the provisions do not apply to Messrs. Smith, Powell or Kelly. Mr. Meier’s change of control agreement terminated following the termination of his employment in March 2012.

We entered into the change in control arrangements so that our executives can focus their attention and energies on our business during periods of uncertainty that may occur due to a potential change in control. In addition, we want our executives to support a corporate transaction involving a change in control that is in the best interests of our stockholders, even though the transaction may have an effect on the executive’s continued employment with us. We believe these arrangements provide an important incentive for our executives to remain with us.

Retirement Benefits

We provide certain retirement benefits to our executive officers that also are offered to our other employees. In addition, we maintain certain supplemental plans for our executives that are intended to promote tax efficiency and replace the benefit opportunities lost due to regulatory limits on broad-based tax-qualified plans.

Defined Benefit Arrangements

Through 2008, we provided retirement benefits primarily through a combination of defined benefit and defined contribution arrangements. The defined benefits principally were provided under the Teleflex Incorporated Retirement Income Plan, or “TRIP,” which was a tax qualified defined benefit plan designed to provide benefits to all salaried employees following retirement based upon a formula relating to years of service and annual compensation. Effective December 31, 2008, we “froze” future benefit accruals under the TRIP. Mr. Miller accrued benefits under the TRIP prior to December 31, 2008. No other named executive officer participated in the TRIP. See the Pension Benefits – 2012 table and accompanying narrative, and “Potential Payments Upon Termination or Change in Control” for additional information.

Deferred Compensation Plan

We maintain a Deferred Compensation Plan, which is a non-qualified plan under which executives may defer certain amounts of their annual and long-term incentive compensation. Salary deferral elections are made annually by eligible executives in respect of salary amounts to be earned in the following year. In addition, participants receive our matching contribution of up to 3 percent of their annual cash compensation with respect to amounts deferred by the participants into the Deferred Compensation Plan. We also contribute an amount equal to five percent of the participant’s annual cash compensation, less the maximum matching contribution the participant was eligible to receive under our 401(k) Plan. Participants may direct the investment of deferred amounts into a fixed interest fund or one or more notional funds, including a notional Teleflex stock fund.

Each of our currently employed named executive officers, other than Mr. Kelly, participates in the Deferred Compensation Plan. Mr. Kelly participates in a different plan, governed by Irish law, under which we provide a contribution equal to 12 percent of his annual cash compensation, subject to Mr. Kelly’s making required cash contributions to the plan. See the “Non-qualified Deferred Compensation – 2012” table for additional information.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and other specified executive officers, unless certain conditions are met. To the extent feasible, we structure executive compensation to preserve deductibility for federal income tax purposes. In this regard, our stock compensation plans are designed to preserve, to the extent otherwise available, the deductibility of income realized upon the exercise of stock options. Moreover, our Executive Incentive Plan, under which our annual incentive program is established, is designed to facilitate the deductibility of the annual bonus awards under Section 162(m). Nevertheless, we retain the discretion to authorize compensation that may not be deductible, and it is possible that some portion of compensation paid to our executives in future years will be non-deductible, particularly if a change in control occurs. The compensation paid to Mr. Smith in 2012 did not exceed the deductible limit.

As noted above, under our change in control arrangements, we will make an additional payment to Mr. Miller if payments to him resulting from a change in control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. It is possible that a change in control could result in our making additional payments to Mr. Miller. As noted above, we no longer provide for these payments in change of control agreements with persons who become executive officers.

STOCK OWNERSHIP GUIDELINES

In February 2008, our Board established stock ownership guidelines for our named executive officers and other executives to further align the interests of management with those of our stockholders and to further encourage long-term performance. The ownership guidelines are expressed in terms of the stock ownership value, which consists of value attributable to shares in our 401(k) plan, restricted stock and a portion of stock options held by the executive (described below), as a multiple of that executive’s base salary, as follows:

Position	Required Stock Ownership Value (as a multiple of base salary)
Chief Executive Officer	5 x base salary
Other Executive Officers	2 x base salary

An executive who is subject to the ownership guidelines has until the later of February 2013 or five years after the date of his appointment or promotion to an executive officer position to satisfy the required stock ownership value. The guidelines applicable to each of our currently employed named executive officers at December 31, 2012, and the named executive officer’s progress towards achieving the required stock ownership value, are shown on the following table:

Name	Applicable Base Salary(1)	Required Stock Ownership Value(2)	Stock Ownership Value at 12/31/2012(3)
Benson F. Smith	$800,000	$4,000,000	$2,439,790
Laurence G. Miller	$450,000	$ 900,000	$3,909,997
Thomas E. Powell	$390,000	$ 780,000	$ 292,955
Liam Kelly	$395,539	$ 780,000	$ 747,400

(1)	Applicable base salary refers to the base salaries in effect on December 31, 2012.

(2)	Messrs. Smith, Powell and Kelly must satisfy the required stock ownership value requirements by January 2016, March 2017 and June 2017, respectively.

(3)	Stock ownership value is calculated based on the number of shares owned by the executive officer or members of his immediate family residing in the same household, shares held for the executive officer’s account in our 401(k) plan and restricted stock held by the executive officer, multiplied by the closing market price of a share of our common stock on December 31 2012, as reported by the New York Stock Exchange. In addition, stock ownership value includes one-half of the aggregate amount by which shares underlying vested, “in-the-money” stock options held by the executive, multiplied by the closing stock price of a share of our common stock December 31, 2012, exceeds the aggregate exercise price of those options.

2012 STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2012 annual meeting, our stockholders approved, on an advisory basis, the compensation paid to our named executive officers, as disclosed under the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the proxy statement for the 2012 annual meeting. The stockholder vote in favor of named executive officer compensation totaled approximately 93.5 percent of all votes cast, including abstentions. We considered the results of the advisory vote and determined that, in light of this strong stockholder support, no revisions to our executive officer compensation program need be made in response to the vote.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and, through incorporation by reference, in our Annual Report on Form 10-K for the year ended December 31, 2012.

WILLIAM R. COOK, CHAIRMAN	JEFFREY A. GRAVES	STUART A. RANDLE

SUMMARY COMPENSATION TABLE – 2012

The following table sets forth compensation information with respect to the Company’s Chief Executive Officer, current and former Chief Financial Officers and each other person who was an executive officer during 2012. These individuals are referred to in this Proxy Statement as the “named executive officers.”

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Benson F. Smith(7) Chairman, President and Chief Executive Officer	2012 2011	$800,000 $738,462	– $100,000	$698,552 $670,477	$1,299,257 $1,241,690	$2,598,882 $1,044,000	– –	$363,359 $292,973	$5,760,050 $4,087,602

Laurence G. Miller Executive Vice President, Chief Admin Officer, General Counsel and Secretary	2012 2011 2010	$450,000 $431,268 $387,400	– – $92,976	$267,213 $384,736 $219,831	$496,966 $477,199 $458,021	$413,406 $274,050 $146,437	$9,526 $31,140 $13,152	$83,818 $79,462 $68,155	$1,720,929 $1,677,855 $1,385,972

Thomas E. Powell(8) Executive Vice President and Chief Financial Officer	2012 2011	$380,192 $115,077	– $100,000	$93,111 $86,919	$173,050 $155,387	$262,789 $45,053	– –	$57,588 $22,242	$966,730 $524,678

Liam Kelly(9) Executive Vice President and President – International	2012 2011 2010	$355,383 $308,084 $304,212	– – –	$113,830 $215,052 $171,015	$211,651 – –	$260,123 $124,166 $106,770	– – –	$72,234 $32,622 $31,972	$1,013,221 $679,924 $613,969

Richard A. Meier(10) Former Executive Vice President and Chief Financial Officer	2012 2011 2010	$140,000 $516,868 $500,000	– – $120,000	$363,283 $348,652 $574,302	$675,612 $645,679 $1,194,519	– $260,501 $252,000	– – –	$468,267 $202,046 $243,060	$1,647,162 $1,973,746 $2,883,881

(1)	Messrs. Smith, Miller and Meier deferred $24,000, $45,000 and $7,000, respectively, of their 2012 salary into a deferral account under our Deferred Compensation Plan. See “Non-Qualified Deferred Compensation – 2012” for additional information.

(2)	The amounts shown in this column represent the aggregate grant date fair value of the restricted stock awards granted in 2012, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation – Stock Compensation” (“ASC Topic 718”). A discussion of the assumptions used in calculating these values may be found in Notes 1 and 13 to our 2012 audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC. Upon termination of Mr. Meier’s employment, he forfeited all of his 2012 restricted stock awards and all other unvested restricted stock awards previously granted to him. See the Grants of Plan-Based Awards – 2012 table for additional information.

(3)	The amounts shown in this column represent the aggregate grant date fair value of the stock option awards granted in 2012, determined in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Notes 1 and 13 to our 2012 audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC. Upon termination of Mr. Meier’s employment, he forfeited his stock option awards granted in 2012 and the unvested portion of stock options previously granted to him. See the Grants of Plan-Based Awards – 2012 table for additional information.

(4)

The amounts shown in this column represent the amounts paid to the named executive officers under the Company’s 2012 annual incentive program. See the section entitled “Annual Executive Incentive Compensation” under “Compensation Discussion and Analysis – 2012 Compensation,” for additional information regarding the annual incentive awards. In addition, the amount set forth in this column with respect to Mr. Smith includes a supplemental award of $1 million that was provided to him in the form of a restricted stock award that vests on the third anniversary of the grant date. See the section entitled “Supplemental Award for Benson F. Smith” under “Compensation Discussion and Analysis – 2012 Compensation,”

for additional information regarding this award. Mr. Powell elected to defer $26,279 of his 2012 non-equity incentive plan compensation into a deferral account under our Deferred Compensation Plan. See “Non-Qualified Deferred Compensation – 2012” for additional information.

(5)	The amounts shown in this column with respect to Mr. Miller represents the change in actuarial present value of the accumulated benefit under the Teleflex Incorporated Retirement Income Plan. See the Pension Benefits – 2012 table and accompanying narrative for additional information, including the present value assumptions used in this calculation.

(6)	The amounts shown in this column consist of the components set forth in the table below, which include the matching contributions we provide to each named executive officer’s 401(k) plan contributions, the non-elective and matching contributions we provide to each named executive officer’s deferred compensation account under our Deferred Compensation Plan, the dollar value of life insurance premiums that we paid for the benefit of each named executive officer, severance compensation paid or payable with respect to the named executive officer whose employment with us terminated in 2012 and perquisites. The amounts set forth below with respect to the costs we incurred to provide the named executives officers with a company car are calculated based upon the lease and insurance costs incurred by the Company with respect to the vehicle used by the named executive officer, as well as any fuel and maintenance costs reimbursed by the Company to the named executive officer. The amount set forth below with respect to the costs incurred by the Company to provide Mr. Smith with personal use of the Company aircraft is calculated based upon the actual incremental cost to the Company to operate the aircraft, including the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar and parking costs and other variable costs.

Name	Defined Contribution Plan Matching Contributions	Deferred Compensation Plan Contributions	Life Insurance Premiums	Severance Compensation	Perquisites(a)
Mr. Smith	$12,500	$103,950	$3,054	–	$243,855
Mr. Miller	$12,500	$37,452	$1,854	–	$32,012
Mr. Powell	$12,500	–	$654	–	$39,513
Mr. Kelly	$41,916	–	$533	–	$29,785
Mr. Meier	$12,500	$4,200	$464	$444,961	$6,142

(a)	The amount shown with respect to (i) Mr. Smith includes a relocation stipend of $150,000, $49,934 in incremental costs we incurred to provide Mr. Smith with personal use of our aircraft and $43,921 in incremental costs we incurred to provide Mr. Smith with use of a company car; and (ii) Mr. Powell includes $34,834 in costs we incurred in connection with his relocation and $9,600 we paid Mr. Powell for a car allowance. The amounts shown for Messrs. Miller, Kelly and Meier represent the incremental costs we incurred to provide them with use of a company car.

(7)	Mr. Smith joined the Company in January 2011.

(8)	Mr. Powell joined the Company in August 2011.

(9)

Mr. Kelly receives his cash compensation in euros. The amounts reported in the “Salary,” “Bonus,” “Non-Equity Incentive Plan Compensation” and the “All Other Compensation” columns were converted to U.S. dollars using the exchange rate in effect as of December 31st of the year presented. The exchange rate used for 2012 was 1.3185 euros per dollar, for 2011 was 1.2959 euros per dollar and for 2010 was 1.3275 euros per dollar.

(10)	Mr. Meier’s employment with the Company terminated on March 9, 2012.

GRANTS OF PLAN-BASED AWARDS – 2012

The following table sets forth information regarding our grants of plan based awards to the named executive officers during the fiscal year ended December 31, 2012. Mr. Meier forfeited all of his 2012 plan–based awards upon termination of his employment in March 2012.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards(4)	Grant Date Fair Value of Stock and Option Awards(5)
			Threshold	Target	Maximum
Benson F. Smith	2/28/2012 2/28/2012 2/22/2012	2/22/2012 2/22/2012 2/22/2012	– – $300,000	– – $1,200,000	– – $2,400,000	– 12,543 –	110,481 – –	$59.75 – –	$1,299,257 $698,552 –

Laurence G. Miller	2/28/2012 2/28/2012 2/21/2012	2/21/2012 2/21/2012 2/21/2012	– – $78,750	– – $315,000	– – $630,000	– 4,798 –	42,259 – –	$59.75 – –	$496,966 $267,213 –

Thomas E. Powell(6)	3/13/2012 3/13/2012 3/13/2012 2/28/2012 2/28/2012	3/13/2012 3/13/2012 3/13/2012 2/21/2012 2/21/2012	– – $47,524 – –	– – $190,096 – –	– – $380,1920 – –	– 696 – – 975	6,127 – – 8,582 –	$59.81 – – $59.75 –	$72,126 $38,811 – $100,924 $54,300

Liam Kelly(7)	6/25/2012 6/25/2012 6/25/2012 2/28/2012 2/28/2012	6/11/2012 6/11/2012 6/11/2012 2/21/2012 2/21/2012	– – $49,938 – –	– – $199,750 – –	– – $399,500 – –	– 762 – – 1,279	6,711 – – 11,263 –	$59.96 – – $59.75 –	$79,199 $42,599 – $132,453 $71,231

Richard A. Meier(8)	2/28/2012 2/28/2012 2/21/2012	2/21/2012 2/21/2012 2/21/2012	– – $104,000	– – $416,000	– – $832,000	– 6,523 –	57,450 – –	$59.75 – –	$675,612 $363,283 –

(1)	Represents the threshold, target and maximum payments the named executive officer was eligible to receive based upon achievement of the metrics under our 2012 annual incentive program. The amounts shown in this column for Mr. Kelly, who receives his cash compensation in euros, were converted to U.S. dollars using an exchange rate of 1.3185 euros per dollar, which was the exchange rate in effect as of December 31, 2012. The amounts actually paid to each named executive officer under this award are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. See the section entitled “Annual Executive Incentive Compensation” under “Compensation Discussion and Analysis –2012 Compensation,” for additional information regarding the annual incentive awards.

(2)	The amounts shown in this column reflect the number of shares of restricted stock awarded to each named executive officer under our 2008 Stock Incentive Plan. All of the shares of restricted stock granted to the named executive officers will vest on the third anniversary of the grant date. See the section entitled “Equity Incentive Compensation” under “Compensation Discussion and Analysis – 2012 Compensation,” for additional information regarding the stock option awards.

(3)	The amounts shown in this column reflect the number of shares of our common stock underlying options granted to each named executive officer under our 2008 Stock Incentive Plan. The options vest in three equal annual installments beginning on the first anniversary of the grant date. See the section entitled “Equity Incentive Compensation” under “Compensation Discussion and Analysis – 2012 Compensation,” for additional information regarding the stock option awards.

(4)	Stock options awarded under our 2008 Stock Compensation plan have an exercise price equal to the closing price of our common stock on the date of grant.

(5)	The amounts shown in this column represent the aggregate grant date fair value of the stock and option awards granted in 2012, determined in accordance with ASC Topic 718. A discussion of the assumptions used in calculating these values may be found in Notes 1 and 13 to our 2012 audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC.

(6)	Mr. Powell received additional stock option and restricted stock grants on March 13, 2012 in connection with his appointment as our Chief Financial Officer.

(7)	Mr. Kelly received additional stock option and restricted stock grants on June 25, 2012 in connection with his appointment as Executive Vice President and President, International.

(8)	Mr. Meier’s employment as our Executive Vice President and Chief Financial Officer terminated on March 9, 2012. As a result, he failed to meet the vesting requirements with respect to, and forfeited, all of the option and restricted stock awards granted to him in 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – 2012

The following table sets forth information with respect to the outstanding stock options and unvested restricted stock held by each named executive officer, other than Mr. Meier, on December 31, 2012. Mr. Meier’s employment with us terminated in March 2012. As a result, all of his unvested options and restricted stock awards were forfeited upon his termination, and all vested options that remained unexercised within 90 days after his termination were cancelled.

		Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)
Name	Grant Date	Exercisable	Unexercisable(1)
Benson F. Smith	2/28/2012 2/28/2012 3/1/2011 3/1/2011 3/1/2010 3/2/2009 3/4/2008 2/27/2007 2/22/2006 4/29/2005	– – 35,991 – 2,000 2,000 2,000 2,000 2,000 5,000	110,481 – 71,982 – – – – – – –	$ $ $ $ $ $ $ $	59.75 – 57.78 – 61.34 46.12 56.25 67.25 64.25 53.00	2/28/2022 – 3/1/2021 – 3/1/2020 3/2/2019 3/4/2018 2/27/2017 2/22/2016 4/29/2015	– 12,543 – 12,471 – – – – – –	– $894,441 – $889,307 – – – – – –

Laurence G. Miller	2/28/2012 2/28/2012 4/29/2011 4/29/2011 3/1/2011 3/1/2011 3/1/2010 3/1/2010 3/2/2009 3/4/2008 2/26/2007 2/21/2006 3/7/2005	– – 2,868 – 10,875 – 24,784 – 29,761 25,613 13,233 14,935 12,596	42,259 – 5,737 – 21,752 – 12,393 – – – – – –		$59.75 – $63.01 – $57.78 – $61.34 – $46.12 $56.25 $68.25 $64.00 $52.50	2/28/2022 – 4/29/2021 – 3/1/2021 – 3/1/2020 – 3/2/2019 3/4/2018 2/26/2017 2/21/2016 2/7/2015	– 4,798 – 3,088 – 3,768 – 3,856 – – – – –	– $342,145 – $220,205 – $268,696 – $274,971 – – – – –

Thomas E. Powell	3/13/2012 3/13/2012 2/28/2012 2/28/2012 9/20/2011 9/20/2011	– – – – 4,919 –	6,127 – 8,582 – 9,839 –		$59.81 – $59.75 – $56.00 –	3/13/2022 – 2/28/2022 – 9/20/2021 –	– 696 – 975 – 1,700	– $49,632 – $69,527 – $121,227

Liam Kelly	6/25/2012 6/25/2012 2/28/2012 2/28/2012 3/1/2011 3/1/2010	– – – – – –	6,711 – 11,263 – – –		$59.96 – $59.75 – – –	6/25/2022 – 2/28/2022 – – –	– 762 – 1,279 3,000 3,000	– $54,338 – $91,205 $213,930 $213,930

Richard A. Meier	–	–	–		–	–	–	–

(1)	The stock options granted to Mr. Smith in 2012 and 2011 vest in three equal annual installments beginning on the first anniversary of the grant date. The stock options granted to Mr. Smith prior to 2011 were granted to him in respect of his service as a non-employee director and were fully vested at the time of grant, with the exception of the stock options granted on April 29, 2005, which fully vested on October 29, 2005. The stock options granted to Messrs. Miller, Powell, Kelly and Meier vest in three equal annual increments beginning on the first anniversary of the date of grant.

(2)	All restricted stock awards vest 100% on the third anniversary of the grant date.

(3)	The amounts set forth in this column represent the market value of the unvested shares of restricted stock held by the named executive officer using a market price of $71.31 per share, which was the closing price of our common stock on December 31, 2012, as reported by the New York Stock Exchange.

OPTION EXERCISES AND STOCK VESTED – 2012

The following table sets forth information regarding the number of shares acquired on the exercise of stock options by, and the vesting of restricted stock held by, the named executive officers during the fiscal year ended December 31, 2012.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Benson F. Smith	–	–	–	–
Laurence G. Miller(3)	29,072	$678,177	4,123	$241,072
Thomas E. Powell	–	–	–	–
Liam Kelly	–	–	3,000	$190,980
Richard A. Meier(4)	18,715	$35,184	–	–

(1)	The value realized is equal to the difference between the market price per share of the shares acquired on the date of exercise (the closing price per share of our common stock, as reported by the New York Stock Exchange, on the date of exercise) and the exercise price, multiplied by the number of shares underlying the options.

(2)	The value realized is equal to the market price per share on the vesting date (the closing price per share of our common stock, as reported by the New York Stock Exchange, on the date of exercise) multiplied by the number of restricted shares that vested. The shares of restricted stock included in the table with respect to (a) Mr. Miller vested on March 2, 2012 and reflect a market price per share of $58.47, which was the closing price of our common stock on the vesting date, as reported by the New York Stock Exchange; and (b) Mr. Kelly vested on May 1, 2012 and reflect a market price per share of $63.66, which was the closing price of our common stock on the vesting date, as reported by the New York Stock Exchange.

(3)	On December 27, 2012, Mr. Miller acquired 14,642 shares of our common stock through the exercise of a stock option to purchase 25,000 shares with an exercise price of $47.50 per share, a stock option to purchase 1,904 shares with an exercise price of $52.50 per share and a stock option to purchase 2,168 shares with an exercise price of $46.12 per share. The options exercised by Mr. Miller had a market price of $71.05 per share, which was the closing price of our common stock on the date of exercise, as reported by the New York Stock Exchange. Mr. Miller funded the exercise price for the options through a combination of cash payments and cancellation of the option with regard to a portion of the underlying shares.

(4)	Mr. Meier’s option exercises occurred after his employment with us terminated.

PENSION BENEFITS – 2012

We have sponsored the Teleflex Incorporated Retirement Income Plan (“TRIP”), a qualified defined benefit pension plan. Effective January 1, 2006, the TRIP was closed to new employees, and, effective January 1, 2009, no further benefits could be accrued under the TRIP.

Under the TRIP, a participant accumulated units of annual pension benefit for each year of service. With respect to the years of service applicable to the named executive officers, a participant’s unit was equal to 1.375% of his or her prior year’s annual plan compensation not in excess of social security covered compensation, plus 2.0% of such compensation in excess of the social security covered compensation. The annual plan compensation taken into account under this formula included base salary and annual incentive award payments.

Participants in the TRIP generally vested in their plan benefits after completing five years of qualifying service or, if earlier, upon reaching normal retirement age, which, for purposes of the TRIP, is age 65. In addition to the normal retirement benefit, the TRIP provides reduced benefits upon early retirement, which may occur after a participant has reached age 60 and has completed 10 years of qualifying service. The TRIP also provides limited benefits upon termination due to disability.

Mr. Miller is the only named executive officer that currently participates in the TRIP and has vested in his plan benefits. Messrs. Smith, Powell, Kelly and Meier have not participated in the TRIP because their employment commenced after the date on which the TRIP was closed to new participants. The table below shows, as of December 31, 2012, the number of years of service credited under the TRIP to Mr. Miller and the present value of the accumulated benefit payable to Mr. Miller under such plan.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
Laurence G. Miller	TRIP	4.0	$139,335	–

(1)	The accumulated benefit is based on service and earnings for the period through December 31, 2008, after which no further benefits could be accrued. The present value has been calculated assuming Mr. Miller will commence receipt of benefits at age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable under the available forms of annuity consistent with the assumptions described in note 15 to the audited financial statements appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC. As described in that note, the interest assumption is 4.33%. The mortality assumption is based on the RP-2000 Generational Mortality Table.

NONQUALIFIED DEFERRED COMPENSATION – 2012

We maintain our Deferred Compensation Plan, under which executives, including the named executive officers, may defer up to 100 percent of their cash compensation (salary, annual incentive awards and, if applicable, long-term cash incentive awards). Participants also may defer awards of restricted stock or restricted stock units. Salary and restricted stock deferral elections are made by eligible executives in December of each year in respect of salary to be earned and restricted stock awards to be granted in the following year. With respect to deferral elections for annual incentive and long-term cash incentive awards, the election must be made no later than six months prior to the end of the performance period applicable to such award. Participants in our Deferred Compensation Plan may direct the investment of deferred cash amounts into a fixed interest fund or one or more notional funds, and the value of the participants’ investments will increase or decrease based on the applicable fixed income rate or performance of the underlying securities. Deferrals of restricted stock awards are invested in the Teleflex stock fund.

In addition, we provide a matching contribution with respect to executives’ accounts with respect to cash amounts deferred by those executives into the Deferred Compensation Plan, up to an amount equal to three percent of the participant’s annual cash compensation. A participant will become vested in our matching contributions once the participant has completed two years of service or, if earlier, upon reaching age 65, or upon death or total disability. We also provide non-elective contributions to executives’ accounts in an amount equal to five percent of the participant’s annual cash compensation, less the maximum matching contribution the participant is eligible to receive under our 401(k) Plan. A participant will become vested in the additional contribution once the participant has completed five years of service or, if earlier, upon reaching age 65, death or total disability. In 2012, Messrs. Smith, Miller and Meier were eligible to receive matching and non-elective contributions under the plan. Mr. Powell became eligible to receive matching and non-elective contributions under the plan upon his promotion to Executive Vice President and Chief Financial Officer in February 2012. Mr. Kelly does not currently participate in our Deferred Compensation Plan due to the fact that participation is currently limited to U.S. employees.

The following table shows the funds available under the Deferred Compensation Plan and their respective annual rate of return for the calendar year ended December 31, 2012. Account balances in the Teleflex stock fund must remain in that fund and cannot be transferred to any other investment option. Additionally, distributions of balances invested in the Teleflex stock fund are made in the form of shares of Teleflex stock; distributions from other funds are payable in cash.

Name of Fund	Rate of Return
Fixed Income Fund	2.12%
Vanguard 500 Index	15.82%
Vanguard Mid-Cap Index	15.80%
Vanguard Small-Cap Index	18.04%
Teleflex Stock Fund	18.66%

A participant may elect to receive payment of deferred amounts, either in a lump-sum or in annual installments over a period of five or ten years, commencing upon separation from service, on a fixed date following separation from service or on an alternative date selected by the participant. Changes in the time or form of payment may be made in compliance with advance notice requirements under the plan, provided that the commencement of the revised payment schedule must be deferred by at least five years from the original commencement date.

In connection with the transition from the defined benefit arrangement under our former defined benefit supplemental retirement plan, or SERP, to the defined contribution arrangement provided under the Deferred Compensation Plan, we contributed an amount equal to the present value of each active participant’s account in the SERP at December 31, 2008. We did not provide any additional contributions with respect to these amounts.

The following table sets forth information for the fiscal year ended December 31, 2012 regarding contributions, earnings and balances under our deferred compensation plan for each named executive officer:

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End(2)
Benson F. Smith	$24,000	$103,950	$11,649	–	$204,129
Laurence G. Miller	$287,144	$37,452	$102,570	–	$1,872,361
Thomas E. Powell	–	–	–	–	–
Liam Kelly	–	–	–	–	–
Richard A. Meier	$72,125	$4,200	$37,017	–	$315,986

(1)	The amounts set forth in this column consist of non-elective and matching contributions made to each named executive officer’s account under our Deferred Compensation Plan. Non-elective contributions were made for Messrs. Smith and Miller in the amounts of $79,950 and $23,952, respectively. Matching contributions made for Messrs. Smith, Miller and Meier were $24,000, $13,500 and $4,200, respectively. The amounts set forth in this column are included in the Summary Compensation Table in the “All Other Compensation” column for 2012.

(2)	The amount set forth in this column with respect to Mr. Miller includes $46,019, representing the present value of his account in the SERP at December 31, 2008, which was contributed to Mr. Miller’s account under our Deferred Compensation Plan in connection with the freeze of the SERP. The following amounts were reported in the Summary Compensation Table for 2009 through 2011: Mr. Smith, $43,442; Mr. Miller, $99,431; and Mr. Meier, $81,776.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

In this section, we describe payments and benefits that would be provided to our named executive officers upon several events of termination, including termination in connection with a change of control, assuming the termination event occurred on December 31, 2012 (except as otherwise noted). The information in this section does not include information relating to the following:

•	distributions under our deferred compensation plan. See “Nonqualified Deferred Compensation – 2012” for information regarding this plan;

•	distributions under the TRIP. See “Pension Benefits – 2012” for information regarding the TRIP;

•	restricted shares and shares underlying options that vested prior to the termination event. See the “Outstanding Equity Awards at Fiscal Year-End – 2012” table;

•	short-term incentive payments that would not be increased due to the termination event;

•	benefits that would be provided upon death or disability under supplemental life and/or disability insurance policies that we maintain for the benefit of our named executive officers; and

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including under our 401(k) plan.

Employment and Severance Arrangements

Executive Officer Severance Agreements

We have entered into agreements with each of our executive officers that provide for specified severance compensation and benefits in the event we terminate their employment without “cause,” as defined in the agreements, or if the executive terminates employment for “good reason,” as defined in the agreements, other than in connection with a change of control. The severance compensation consists of the following:

•

continued payment of the executive’s base salary for a period of 24 months with respect to Mr. Smith, 18 months with respect to Messrs. Miller and Powell and 15 months with respect to Mr. Kelly (the “Severance Period”), provided that, in the case of Mr. Kelly, this amount will be reduced by any statutory “redundancy payment” to which he is entitled under Irish law;

•

if the executive is terminated before the last day, but after the completion of at least six months, of a performance period under the annual incentive plan, the payment of a pro rated amount of the annual incentive award the executive would have been entitled to receive for the year in which his employment was terminated (for purposes of the proration, the individual performance component will be equal to the target award for the component);

•

continued health, life and accident insurance, exclusive of costs that would have been borne by the executive in accordance with our applicable policy then in effect (provided that, with respect to Mr. Kelly, these benefits will be provided exclusive of statutory deductions and plan limitations or exclusions in the relevant plan), until the end of the Severance Period or until the executive is eligible for such benefits in connection with future employment, whichever occurs first; at our option, we may choose to provide to the executive a monthly cash payment equal to the executive’s after-tax cost to obtain comparable health insurance coverage from commercial sources, subject to the executive bearing a portion of the cost in accordance with our policy then in effect for employee cost sharing (provided that, in the case of Mr. Kelly, in the event continued coverage is not permitted under the relevant plan, we will pay, subject to statutory deductions, an amount equivalent to the cost of coverage on the same basis as if Mr. Kelly continued to participate);

•

if an executive, other than Mr. Kelly, was provided with the use of an automobile or cash allowance for an automobile, payment during the Severance Period of a cash allowance equal to the amount it would cost the executive to lease the vehicle utilized by the executive at the time of his or her termination, or, in the case of Mr. Kelly, continuation of his cash vehicle allowance in accordance with normal pay practices; and

•	reimbursement for executive outplacement services in an amount up to €16,000 with respect to Mr. Kelly and $20,000 with respect to each of the other executives.

The Severance Period with respect to Messrs. Miller and Powell is subject to increase by one month for each year of full-time employment by the executive, up to an additional six months.

We agreed to provide Mr. Powell with the above referenced severance benefits in connection with his promotion as Executive Vice President and Chief Financial Officer in February of 2013. Prior to that, Mr. Powell’s severance arrangement was covered by a letter agreement related to his employment, under which he would receive his salary and medical and dental benefits for a period of 12 months following the effective date of his termination, other than a termination within 12 months of a change in control, if his employment was terminated by us without cause or otherwise for good reason.

On March 9, 2012, Richard A. Meier’s employment as our Executive Vice President and Chief Financial Officer terminated. As a result, he is entitled to receive payments and benefits payable upon a termination under his severance agreement.

The following table sets forth the potential post-termination payments and benefits Messrs. Smith, Miller and Kelly would be entitled to receive under the agreements described above, assuming the triggering event under the agreements occurred on December 31, 2012. With respect to Mr. Powell, in accordance with SEC regulations, the amounts included in the table reflect the payments and benefits he would have been entitled to receive under the agreement that was in effect for him as of December 31, 2012, as described above. With respect to Mr. Meier, the amounts included in the table reflect the actual payments paid or payable to him under his agreement as a result of his termination of employment in March 2012.

Name	Base Salary(1)	Bonus Payments(2)	Health Benefits(3)	Life and Accident Insurance(4)	Auto- mobile(5)	Executive Outplacement(6)	Total
B. Smith	$1,600,000	$1,598,882	$28,320	$6,108	$30,840	$20,000	$3,284,150
L. Miller	$900,000	$413,406	$28,320	$3,720	$27,480	$20,000	$1,392,926
T. Powell	$390,000	$262,789	$14,160	–	–	–	$666,949
L. Kelly	$494,424	$260,123	$5,376	$677	$22,485	$21,095	$804,181
R. Meier	$866,667	–	$22,200	$3,141	$25,380	$20,000	$937,388

(1)	The amounts set forth in this column with respect to Messrs. Smith, Miller, Powell and Kelly reflect the severance pay the named executive officers would be entitled to receive based upon salaries in effect as of December 31, 2012, and, with respect to (a) Messrs. Smith and Miller, assumes that the severance pay will be provided for a period of 24 months, (b) Mr. Powell, assumes that the severance pay will be provided for a period of 12 months and (c) Mr. Kelly, assumes that severance pay will be provided for a period of 15 months, which, in each case, is the period during which severance pay would have been provided if they were terminated at December 31, 2012. The amount set forth with respect to Mr. Meier reflects a severance period of 20 months, which is the period during which Mr. Meier is entitled to receive severance benefits as a result of his termination of employment in March 2012.

(2)	The amounts set forth in this column with respect to Messrs. Smith, Powell, Miller and Kelly reflect the actual cash incentive award each executive received for 2012, as reflected in the Summary Compensation Table. As a result of his termination of employment in March 2012, Mr. Meier was not eligible to receive a cash incentive award for 2012.

(3)

The amounts set forth in this column, other than with respect to Mr. Meier, have been calculated based upon the health coverage rates in effect as of December 31, 2012, and, with respect to (a) Messrs. Smith and Miller, assumes that coverage will be provided for a period of 24 months, (b) Mr. Powell, assumes that coverage will be provided for a period of 12 months and (c) Mr. Kelly, assumes that coverage will be provided for a period of 15 months, which, in each case, is the period during which health coverage would have been provided if they were terminated at December 31, 2012. The amounts set forth in this column with respect to Mr. Meier have been calculated based upon the health coverage rates in effect at the time of his termination of employment in March 2012.

(4)	The amounts set forth in this column, other than with respect to Mr. Meier, have been calculated based upon the life and accident insurance rates in effect as of December 31, 2012, and, with respect to (a) Messrs. Smith and Miller, assumes that the insurance will be provided for a period of 24 months and (b) Mr. Kelly, assumes that insurance will be provided for a period of 15 months, which, in each case, is the period during which life and accident insurance would have been provided if they were terminated at December 31, 2012. The amounts set forth in this column with respect to Mr. Meier have been calculated based upon life and accident insurance rates in effect at the time of his termination of employment in March 2012.

(5)	The amounts set forth in this column with respect to (a) Messrs. Smith and Miller, assumes that the vehicle allowance will be provided for 24 months and (b) Mr. Kelly assumes that the vehicle allowance will be provided for 15 months, which, in each case, is the period during which the allowance would have been provided if they were terminated at December 31, 2012. The amount set forth with respect to Mr. Meier reflects the vehicle allowance that we are required to pay him as a result of his termination of employment in March 2012.

(6)	The amounts set forth in this column represent the maximum payment the named executive officer would be entitled to receive for outplacement services under the agreement.

Change-of-Control Arrangements

We have entered into agreements with each of our executive officers that provide for specified severance compensation and benefits in the event that a Change in Control (as defined in the agreements) occurs, and the executive’s employment is terminated within two years after the Change in Control either by the executive for “good reason,” as defined in the agreement, or by us for any reason other than “disability” or “cause,” each as defined in the agreements. The severance compensation consists of the following:

•

if no amount has been awarded to the executive under any plan providing for payment of a cash bonus in the year of termination, the executive will receive a bonus payment equal to the target award under such plan;

•

the executive’s target bonus under each bonus plan providing for payment of a cash bonus in the year following the year in which the executive’s employment was terminated, pro rated based on the number of days the executive was employed during the applicable performance period under such bonus plan;

•

payment of the executive’s base salary (based on the highest salary rate in effect for the executive after the Change in Control) for a specified period after termination of employment, which period is equal to three years for Mr. Smith, two years for Messrs. Miller and Powell and twenty-one months for Mr. Kelly (the “CIC Severance Period”);

•

annual payments during the CIC Severance Period, each equal to the sum of the target awards under each bonus plan providing for payment of a cash bonus in the year following the year in which the executive’s employment was terminated;

•	immediate vesting of all unvested stock options and restricted stock held by the executive;

•

continuation of health insurance during the CIC Severance Period or, if the executive is not eligible for continued coverage after termination, reimbursement during the CIC Severance Period, on an after-tax basis, of any premiums the executive is required to pay in order to maintain coverage at a level comparable to the coverage he last elected for himself, his spouse and dependents under our health care plan, exclusive of costs that would have been borne by the executive in accordance with our applicable policy then in effect for employee participation in premiums;

•

if the executive was provided with the use of an automobile or cash allowance for an automobile, payment during the CIC Severance Period of a cash allowance equal to the amount it would cost the executive to lease the vehicle utilized by the executive at the time of his or her termination;

•

a cash payment equal to the non-elective contribution the executive would have been entitled to receive under our Deferred Compensation Plan in respect of three additional years of service, in the case of Mr. Smith, and two additional years of service, in the case of Messrs. Miller, Powell and Kelly; and

•	reimbursement for executive outplacement services in an amount up to $20,000.

The agreement for Mr. Miller also provides for payments to reimburse him for any excise taxes imposed under Section 4999 of the Internal Revenue Code that may be incurred by him if it is determined that any payment or distribution under the agreement would constitute an “excess parachute” payment within the meaning of Sections 280G and 4999 of the Internal Revenue Code, as well as for additional taxes resulting from the reimbursement.

The executive change in control agreements have an initial term of three years, and automatically renew for successive one year periods unless we terminate the agreements. However, notwithstanding any termination by us, the executive change in control agreements will remain in effect for a period of at least two years following a Change in Control that occurs during the term of the agreement.

We agreed to provide Mr. Powell with the above referenced change in control severance benefits in connection with his promotion as Executive Vice President and Chief Financial Officer in February of 2013. Prior to that, the letter agreement relating to Mr. Powell’s employment provided that, if his employment was terminated by us without cause or otherwise for good reason within 12 months following a change of control, he would receive an amount equal to his salary and medical and dental benefits for a period of 12 months following the effective date of his termination, as well as an amount equal to his target bonus under the annual incentive program.

The following table sets forth information regarding the potential payments and benefits Messrs. Smith, Miller and Kelly would have been entitled to receive under the agreements described above assuming the triggering event under the agreements occurred on December 31, 2012. With respect to Mr. Powell, in accordance with SEC regulations, the amounts included in the table reflect the payments and benefits he would have been entitled to receive under the agreement that was in effect for him as of December 31, 2012, as described above. As a result of Mr. Meier’s termination of employment in 2012, he is no longer entitled to receive any of the post-termination payments and benefits described above.

Name	Base Salary	Annual Cash Incentive Award Payments(1)	Vesting Of Unvested Stock Options And Restricted Stock(2)	Health Benefits(3)	Auto- Mobile(4)	Deferred Compen- sation Plan Payments(5)	Executive Out- placement(6)	Total
B. Smith	$2,400,000	$5,198,882	$4,034,825	$49,560	$46,260	$322,332	$20,000	$12,071,859
L. Miller	$900,000	$1,043,406	$2,060,012	$35,400	$27,480	$61,341	$20,000	$4,147,639
T. Powell	$390,000	$457,789	–	$14,160	–	–	–	$861,949
L. Kelly	$692,194	$734,770	$851,084	$7,526	$31,479	–	$20,000	$2,337,053

(1)	The amounts set forth in this column represent the sum of the actual cash incentive award payment the named executive officers received for the fiscal year ended December 31, 2012, as reflected in the Summary Compensation Table, and the aggregate target awards payable (a) during the three year period following the change of control for Mr. Smith, (b) the two year period following the change of control for Mr. Miller, (c) the 12 month period following the change of control for Mr. Powell and (d) the 21 month period following the change of control for Mr. Kelly.

(2)	The amounts set forth in this column represent the value the named executive officer would realize upon the vesting of the unvested stock options and restricted stock held by the named executive officer as of December 31, 2012. The value of the unvested stock options was calculated based upon the difference between the aggregate market value of the shares of common stock underlying the unvested stock options and the aggregate exercise price of those stock options. The value of the unvested shares of restricted stock held by each named executive officer was calculated based upon the aggregate market value of such shares. We used a price of $71.31 per share, which was the closing price of our common stock on December 30, 2012, as reported by the New York Stock Exchange, to determine market value in both of these calculations.

(3)	The amounts set forth in this column have been calculated based upon the health coverage rates for each named executive officer in effect as of December 31, 2012.

(4)	The amounts set forth in this column represent the vehicle allowance to be paid to Messrs. Smith, Miller and Kelly during the three year, two year and 21 month periods provided in their respective agreements, based upon automobile lease rates in effect as of December 31, 2012.

(5)	The amounts set forth in this column are equal to three times the amount of non-elective contribution we made to the Deferred Compensation Plan for the account of Mr. Smith in 2012, and two times the amount of such non-elective contributions for the respective accounts of Mr. Miller in 2012.

(6)	The amounts set forth in this column represent the maximum payment we would be required to make to the named executive officer for outplacement services under the agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 1, 2013 (except as otherwise noted), information with respect to ownership of our securities by each person known by us to beneficially own more than 5% of our outstanding common stock, each director or nominee for director, each named executive officer and all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, we have been informed that each person listed has sole voting power and sole investment power over the shares of common stock shown opposite his or her name.

Name and Address of Beneficial Owner	Shares Beneficially Owned(a)		Percent of Outstanding Common Stock
Blackrock, Inc. 40 East 52nd Street New York, NY 10022(b)	2,508,348		6.12%

Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403(c)	3,137,186		7.65%

Parnassus Investments 1 Market Street, Suite 1600 San Francisco, CA 94105(d)	3,076,526		7.50%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355(e)	2,160,516		5.27%

George Babich, Jr.	27,262	(f)	*
Patricia C. Barron	33,147	(g)	*
William R. Cook	36,309	(h)	*
Jeffrey A. Graves	21,592	(i)	*
Liam Kelly	8,194	(j)	*
Stephen K. Klasko	19,253	(k)	*
Sigismundus W.W. Lubsen	32,078	(l)	*
Richard A. Meier	10,142	(m)	*
Laurence G. Miller	201,059	(n)	*
Thomas E. Powell	10,050	(o)	*
Stuart A. Randle	16,372	(p)	*
Benson F. Smith	128,126	(q)	*
Harold L. Yoh III	30,045	(r)	*
James W. Zug	29,702	(s)	*
All directors and executive officers as a group (13 persons)	593,189	(t)	1.43%

*	Represents holdings of less than 1%.

(a)	“Beneficial ownership” is determined in accordance with SEC regulations. Therefore, the table lists all shares as to which the person listed has or shares the power to vote or to direct disposition. In addition, shares issuable upon the exercise of outstanding stock options exercisable on February 1, 2013 or within 60 days thereafter and shares issuable pursuant to restricted stock awards that will vest within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options or restricted stock for the purpose of computing such person’s percentage beneficial ownership, but are not deemed outstanding for the purposes of computing the percentage of beneficial ownership of any other person.

(b)	Several subsidiaries of Blackrock, Inc. directly hold the shares listed in the table. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by Blackrock, Inc. with the SEC on February 5, 2013, reporting beneficial ownership as of December 31, 2012. The number of shares held by such reporting persons may have changed since the filing of the amendment to Schedule 13G.

(c)

The shares included in the table are beneficially owned by one or more investment companies and other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin

Resources, Inc. (“FRI”). Franklin Advisory Services, LLC (“FAS”), an indirect wholly-owned subsidiary of FRI, exercises voting power with respect to 2,583,786 shares and investment power with respect to 2,633,786 shares, independently from FRI and its other investment management subsidiaries. Charles B. Johnson and Rupert H. Johnson (the “Principal Shareholders”) each own in excess of ten percent of the outstanding common stock of FRI and are the principal stockholders of FRI. FRI and the Principal Shareholders may be deemed to be, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, the beneficial owners of securities for which FRI subsidiaries provide investment management services. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by FRI, FAS and Messrs. Charles and Rupert Johnson with the SEC on February 12, 2013, reporting beneficial ownership as of December 31, 2012. The number of shares held by such reporting persons may have changed since the filing of the amendment to Schedule 13G.

(d)	The shares included in the table are beneficially owned by clients of Parnassus Investments, which includes investment companies registered under the Investment Company Act of 1940. The information in the table and this footnote is derived from an amendment to Schedule 13G filed by Parnassus Investments with the SEC on February 8, 2013, reporting beneficial ownership as of December 31, 2012. The number of shares held by such reporting person may have changed since the filing of the amendment to Schedule 13G.

(e)	The Vanguard Group has sole voting power with respect to 29,516 of the shares included in the table, sole dispositive power with regard to 2,132,700 shares and shared voting power with regard to 27,816 shares. Two subsidiaries of The Vanguard Group, Inc. directly hold an aggregate of 29,516 of the shares listed in the table. The information in the table and this footnote is derived from a Schedule 13G filed by The Vanguard Group, Inc. with the SEC on February 12, 2013, reporting beneficial ownership as of December 31, 2012. The number of shares held by such reporting persons may have changed since the filing of the Schedule 13G.

(f)	Includes 1,000 shares held indirectly by Mr. Babich through the Baylee Consulting Plan and 20,564 shares underlying stock options.

(g)	Includes 3,000 shares held indirectly by Ms. Barron through the Patricia C. Barron Defined Benefit Pension Plan, 2,000 shares held indirectly by Ms. Barron through the PCB Defined Benefit Plan II and 19,564 shares underlying stock options.

(h)	Includes 21,564 shares underlying stock options.

(i)	Includes 16,564 shares underlying stock options and 3,000 shares underlying restricted stock awards.

(j)	Includes 3,754 shares underlying stock options.

(k)	Includes 14,564 shares underlying stock options.

(l)	Includes 21,564 shares underlying stock options.

(m)	The number of shares reported in the table for Mr. Meier was determined based upon a review of the Company’s books and records through July 18, 2012 and includes 142 shares held in the Company’s 401(k) Savings Plan, which Mr. Meier has authority to direct voting. Mr. Meier’s employment as Executive Vice President and Chief Financial Officer of the Company terminated on March 9, 2012.

(n)	Includes 171,462 shares underlying stock options, 3,856 shares underlying restricted stock awards and 1,499 shares held in the Company’s 401(k) Savings Plan, which Mr. Miller has authority to direct voting.

(o)	Includes 9,821 shares underlying stock options and 229 shares held in the Company’s 401(k) Savings Plan, which Mr. Powell has authority to direct voting.

(p)	Includes 12,564 shares underlying stock options.

(q)	Includes 123,809 shares underlying stock options and 460 shares held in the Company’s 401(k) Savings Plan, which Mr. Smith has authority to direct voting.

(r)	Includes 19,564 shares underlying stock options.

(s)	Includes 22,564 shares underlying stock options.

(t)	Includes 477,922 shares underlying stock options and 2,188 shares held in the Company’s 401(k) Savings Plan, which the employees have authority to direct voting.

CERTAIN TRANSACTIONS

Related Person Transactions Policy

In February 2011, our Board adopted a Related Person Transactions Policy for review and approval, rejection or ratification of “related person transactions.” A related person transaction is any transaction, arrangement or relationship (i) involving an amount exceeding $120,000, (ii) in which Teleflex or any of its controlled subsidiaries participate and (iii) in which a “related person” has a direct or indirect material interest. A “related person” is any Teleflex director or executive officer, any holder of more than 5% of our outstanding shares of common stock, any immediate family member of any of these persons and certain of their affiliates.

The policy includes procedures under which directors, director nominees and executive officers must provide information to the General Counsel before entry into a transaction that could be a related party transaction. If the transaction is subject to the policy, it is considered by the Audit Committee, which may approve or reject the transaction. The policy also addresses procedures for Audit Committee consideration of ratification of related person transactions that occur without its prior approval, including procedures designed to minimize the possibilities of future occurrences of such transactions without prior Audit Committee approval. The Audit Committee will approve only those related person transactions it finds to be in, or not inconsistent with, the best interests of Teleflex and its stockholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than ten percent of our common stock to file reports of ownership and changes in ownership of our common stock.

Based solely on a review of the copies of such reports and written representations from our directors and executive officers, we believe that, during the fiscal year ended December 31, 2012, all required filings under Section 16(a) were made on a timely basis.

PROPOSAL 2:

ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the “Dodd-Frank Act,” enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. Specifically, these rules address the information we must provide in the compensation discussion and analysis, compensation tables and related disclosures included in this proxy statement. In accordance with the advisory vote of our stockholders at our 2011 Annual Meeting, we are providing to our stockholders the opportunity to vote annually to approve, on our advisory basis, the compensation of our named executive officers.

As noted above under “Compensation Discussion and Analysis,” our executive compensation program is designed principally to promote the achievement of specific annual and long-term goals by our executive management team and to align our executives’ interests with those of our stockholders. We believe that, as described under “Compensation Discussion and Analysis,” our compensation program incorporates, to a significant extent, a pay-for-performance methodology that has operated effectively in recent years.

Accordingly, the Board recommends that our stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders of Teleflex Incorporated approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the proxy statement for the 2013 Annual Meeting.

This is an advisory vote, which means that the stockholder vote is not binding on us. Nevertheless, our Compensation Committee values the opinions expressed by our stockholders and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS AN ADVISORY VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2013 fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be provided the opportunity to make statements and respond to appropriate questions from stockholders present at the meeting. Although stockholder ratification of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification to permit stockholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent registered public accounting firm.

Audit and Non-Audit Fees

The following table provides information regarding fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended December 31, 2012 and December 31, 2011, and fees for other services provided by PricewaterhouseCoopers LLP during those periods.

Services rendered	Fiscal 2012	Fiscal 2011
Audit fees	$3,749,441	$4,281,050
Audit-related fees	273,725	268,236
Tax fees	878,205	1,408,145
All other fees	115,266	124,000

	$5,016,637	$6,081,431

Audit-Related Fees. Audit related fees consisted primarily of fees for support in connection with acquisitions.

Tax Fees. Tax fees consisted primarily of fees for tax compliance activities in certain foreign jurisdictions and tax planning services.

All Other Fees. All other fees consisted principally of advisory services related to treasury operations and license fees for utilization of technical databases.

Audit Committee Pre-Approval Procedures

The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm by category of service. In 2012, the fees for these services were budgeted and, periodically throughout the year, the independent registered public accounting firm and management provided the Audit Committee with reports regarding actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY’S 2013 FISCAL YEAR.

STOCKHOLDER PROPOSALS

Any proposals submitted by stockholders for inclusion in our proxy statement and proxy for our 2014 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than November 29, 2013 and must comply in all other respects with SEC rules and regulations relating to such inclusion.

In connection with any proposal submitted by stockholders for consideration at the 2014 Annual Meeting of Stockholders, other than proposals submitted for inclusion in our proxy statement and proxy, the persons named in the enclosed form of proxy may exercise discretionary voting authority with respect to proxies solicited for that meeting, without including advice on the nature of the matter and how the persons intend to vote on the proposal, if appropriate notice of the stockholder’s proposal is not received by us at our principal executive offices by February 12, 2014.

OTHER MATTERS

The Board does not know of any other matters that may be presented at the Annual Meeting, but if other matters do properly come before the meeting or any postponements or adjournments thereof, it is intended that persons named in the proxy will vote on such matters as they deem appropriate.

Stockholders are requested to date, sign and return the enclosed proxy in the enclosed envelope, for which no postage is necessary if mailed in the United States or Canada. You may also vote by telephone by calling toll free 1-800-PROXIES (776-9437) or via the Internet at www.voteproxy.com.

By Order of the Board of Directors,

LAURENCE G. MILLER, Secretary

ANNUAL MEETING OF STOCKHOLDERS OF

TELEFLEX INCORPORATED

May 3, 2013

PROXY VOTING INSTRUCTIONS

INTERNET – Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON – You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, Proxy Statement, 2012 Annual Report and Proxy Card are available at www.teleflex.com/ProxyMaterials

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES LISTED UNDER PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

				FOR	AGAINST	ABSTAIN
		Proposal 1.	Election of Directors:
Nominees:
			1a. Patricia C. Barron	☐	☐	☐
			1b. W. Kim Foster	☐	☐	☐
			1c. Jeffrey A. Graves	☐	☐	☐
			1d. James W. Zug	☐	☐	☐
		Proposal 2. Advisory vote to approve named executive officer compensation		☐	☐	☐
		Proposal 3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year.		☐	☐	☐

The shares represented by this proxy will be voted as directed by the Stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR” all nominees in Proposal 1 and “FOR” Proposals 2 and 3. In their discretion, the proxies are authorized to vote upon any other matter that may properly come before the meeting.

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS AT LEFT AND RETURN IN THE ENCLOSED ENVELOPE.

Please check here if you plan to attend the meeting. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

TELEFLEX INCORPORATED

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM, following the instructions provided. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Laurence G. Miller and Daniel V. Logue proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, subject to any directions indicated on the other side of this proxy card, all the shares of stock of Teleflex Incorporated standing in the name of the undersigned with all powers that the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held May 3, 2013 or any adjournment thereof.

(Continued on the other side)